As filed with the Securities and Exchange Commission on December 26, 2007
Registration No. 333- ______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

Registration Statement Under The Securities Act of 1933

FRANKLIN TOWERS ENTERPRISES, INC.
(Exact name of Registrant as specified in its Charter)

Nevada	2221	20-4069588
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

Kelly Fan President and Chief Executive Officer 5 Ash Drive Center Barnstead, NH 03225 Phone: (702) 943-0714	Kelly Fan President and Chief Executive Officer 5 Ash Drive Center Barnstead, NH 03225 Phone: (702) 943-0714
(Address and telephone number of registrants principal executive offices and principal place of business)	(Name, address and telephone number of agent for service)

Copies to:
David Lubin, Esq.
David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, New York 11580
Telephone: (516) 887-8200
Facsimile: (516) 887-8250

Approximate date of proposed sale to public: From time to time after the effectiveness of the registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 per share (2)	19,800,000	$0.25(3)	$4,950,000	$151.97

Common Stock, $0.0001 per share(4)	3,887,000	$0.28(5)		$33.41
Total	23,687,000			$185.38

(1)
In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)
Represents our good faith estimate of the number of shares that are issuable to the selling security holders following the conversion of interest and/or principal of secured convertible promissory notes held by the selling security holders or our payment of the interest and/or principal of the secured convertible promissory notes held by the selling security holders with shares of our common stock.

(3)	Pursuant to Rule 457(g), calculated based upon the conversion price of secured convertible promissory notes held by the selling security holders.

(4)	Represents shares of common stock currently outstanding to be sold by selling security holders.

(5)
Fee calculated in accordance with Rule 457(c) of the Securities Act.  Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on December 21, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED ____________, 2008

FRANKLIN TOWERS ENTERPRISES, INC.

19,800,000 shares of Common Stock issuable pursuant to Secured Convertible Promissory Notes
3,887,000 shares of Common Stock

The prospectus relates to the resale by certain selling security holders of Franklin Towers Enterprises, Inc. of up to 23,687,000 shares of our common stock in connection with the resale of:

•
Up to 19,800,000 shares of our common stock that may be issued pursuant to secured convertible promissory notes that were issued by us in connection with a private placement that closed in September 2007; and

•	3,887,000 shares of our common stock.

The selling security holders may offer to sell the shares of our common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices. For a description of the plan of distribution of the shares, please see page 23 of this prospectus.

Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol “FRTW.” On December 20, 2007, the closing sale price of our common stock on the OTC Bulletin Board was $0.28.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

Our offices are located at 5 Ash Drive, Center Barnstead, NH 03225. Our telephone number is (702) 943-0714. Our website can be found at www.franklintowersenterprises.com.

The date of the prospectus is ____________, 2008.

TABLE OF CONTENTS

Prospectus Summary	2
Risk Factors	6
Use of Proceeds	16
Selling Security Holders	16
Plan of Distribution	20
Legal Proceedings	23
Directors, Executive Officers, Promoters and Control Persons	23
Security Ownership of Certain Beneficial Owners and Management	24
Description of Securities	26
Interest of Named Experts and Counsel	31
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	31
Organization Within Last Five Years	33
Description of Business	33
Management’s Discussion and Analysis or Plan of Operation	37
Description of Property	39
Certain Relationships and Related Transactions	39
Market for Common Equity and Related Stockholder Matters	41
Executive Compensation	42
Where You Can Find Additional Information	43
Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date. In this prospectus, “Franklin,” “the Company,” “we,” “us,” and “our” refer to Franklin Towers Enterprises, Inc., a Nevada corporation, unless the context otherwise requires. In this prospectus, references to “Qiluo” refers to Chongqing Qiluo Textile Co., Ltd., our wholly owned subsidiary.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

Company Summary

Franklin was incorporated on March 23, 2006 in the State of Nevada. Prior to our acquisition of Chongqing Qiluo Textile Co. Ltd. (“Qiluo”), as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on June 20, 2007, Franklin intended to engage in the manufacturing, processing, and distribution of frozen Pan Asian foods.

Franklin has not generated any revenue to date from the frozen Pan Asian Food business model and its operations have been limited to organizational, start-up, and fund raising activities. We shifted our business focus in June 2007, as a result of our acquisition of Qiluo. Through Qiluo, we are currently engaged in the production and sale of raw silk. The Company started test production at the end of June 2007 and commenced operations during the quarter ended September 30, 2007. During the nine months ended September 30, 2007, we produced approximately 100,000 tons of raw silk and generated approximately $347,000 in net sales and gross profits of approximately $23,000.

Recent Developments

Private Placement

On September 12, 2007, we entered into subscription agreements with 8 accredited investors, for the purchase and sale of $2,550,000 of secured convertible promissory notes of the Company. We received net proceeds from the issuance of the secured convertible promissory notes of $2,272,500. Pursuant to the terms of the subscription agreements, we also issued to the investors an aggregate of 11,200,000 Class A warrants and 11,200,000 Class B warrants, subject to adjustments for certain issuances and transactions.

On September 20, 2007, we entered into subscription agreements with 3 additional accredited investors, for the purchase and sale of $750,000 of secured convertible promissory notes of the Company. The Company received net proceeds from the issuance of the secured convertible promissory notes of $645,000. Pursuant to the terms of the Subscription Agreements, we also issued to the investors 2,000,000 Class A warrants and 2,000,000 Class B warrants, subject to adjustments for certain issuances and transactions.

 The secured convertible promissory notes bear interest at the rate of 10% per annum, payable in either cash up to 115% of the portion of monthly amount together with all others, or absent any event of default, in shares of our common stock. Payments of the interest and principal commence on March 12, 2008 and all accrued but unpaid interest and any other amounts due thereon is due and payable on September 12, 2009 (or earlier upon acceleration following an event of default).

All principal and accrued interest on the secured convertible promissory notes is convertible into shares of our common stock at the election of the investors at any time at the conversion price of $0.25 per share, subject to adjustment for certain issuances and transactions.

The secured convertible promissory notes contain default events which, if triggered and not timely cured, will result in a default interest rate of 15% per annum. The secured convertible promissory notes also contain full ratchet antidilution provisions with respect to certain securities issuances, including the issuances of stock for less than $0.25 per share.

We also issued to the investors an aggregate of 13,200,000 Class A Common Stock Purchase Warrants and 13,200,000 Class B common stock purchase warrants, which are exercisable at any time at any time until the fifth anniversary from the date the registration statement containing this prospectus is declared effective by the Securities and Exchange Commission, at the exercise price of $0.50 and $1.00 per share, respectively. The warrants include a cashless exercise provision which is triggered after March 12, 2008 as well as “full ratchet” antidilution provisions with respect to certain securities issuances.

The obligations under the secured convertible promissory notes are secured by our assets, the assets of our wholly-owned subsidiary Qiluo, a Guaranty by Qiluo and a pledge of 17,100,000 shares of our common stock held by Xinshengxiang Industrial Development, Ltd, whose principal shareholder and general manager is Dingliang Kuang, the majority.

We agreed to register for resale all the common stock underlying the secured convertible promissory notes and warrants. If, among others, the registration statement we filed is not declared effective within 150 calendar days from September 16, 2007, we must pay monthly liquidated damages in cash equal to 2%, or lesser pro-rata amount for any period less than 30 days, of the principal amount of the outstanding secured convertible promissory notes and the purchase price of the shares underlying secured convertible promissory notes and the warrants issued upon conversion of the secured promissory notes and the exercise of the warrants held by the investors which are subject to the non registration event. The liquidating damages must be paid in cash, or at our election, with registered shares shares of our common stock valued at 75% of the average of the closing bid prices of the our common stock for the five trading days preceding such payment. Such payment must be made within 10 days after the end of each 30 day period, or shorter part of such period for which the liquidation damages are payable. We also granted the investors piggyback registration rights along with certain demand registration rights.

Pursuant to the Subscription Agreements, we also granted the investors a right of first refusal with respect to proposed sale of equity or debt securities we make, subject to certain exceptions. The right is effective until the earlier of one year from the effective date of the Registration Statement containing this prospectus or the date which the secured convertible promissory notes are satisfied in full.

We agreed that if at any time while the secured convertible promissory notes or warrants are outstanding and we issue or agree to issue any common stock or securities convertible into common stock at a per share price or conversion price or exercise price without the consent of the investors, then on each such occasion, additional shares of common stock issued to the investors in connection with the secured convertible promissory notes and the warrants and the shares that remain outstanding at the time of the lower price issuance so that the average per share purchaser price of the shares of common stock issued to each purchaser is equal to such other lower price.

As a condition of the issuance of the secured convertible promissory notes, we have entered into agreements with 4 minority shareholders, holding in the aggregate of 8,000,000 shares of our common stock, pursuant to which each of them has agreed not to sell any shares of our common stock prior to 365 calendar days after the registration statement covering registering for resale all of the securities has been declared effective, or until 25% of the principal amount of the Notes is outstanding.

The Company paid to a finder a cash fee of $330,000 in connection with the issuance of the secured convertible promissory notes and warrants. An additional fee of 10% of the cash proceeds received by us is payable upon exercise of the warrants. The Company also agreed to issue to the finder 26,400 warrants. These warrants are identical to the Class A warrants and Class B warrants issued to the purchasers described above, except that the exercise price of these warrants are $0.25 per share. These issuances were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

Issuance of shares to Bonsai Venture Partners, Ltd.

On September 10, 2007, we issued an aggregate of 8,000,000 shares of our common stock to Bonsai Venture Partners Limited, a British Virgin Islands limited company, in consideration for services rendered. Bonsai subsequently transferred its shares to 6 individuals. These issuances were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

Conversion of Series A preferred stock into shares of common stock

On December 10, 2007, we issued 52,880,000 shares of common stock upon conversion of 5,000,000 shares of our Series A Convertible Preferred Stock that we issued to the three shareholders of Qiluo in June 2007 as consideration for the acquisition of that company. The shares were subsequently distributed to the shareholders of Xinshengxiang. We were required to cause the conversion of our Series A Convertible Preferred Stock pursuant to the subscription agreement we entered into with the investors on September 12, 2007.

As a result of the conversion of the Series A Convertible Preferred Stock into our common stock, and the issuance to Bonsai Venture Partners Limited, we now have 91,130,000 shares issued and outstanding as of the date of this prospectus. The issuance of our common stock upon the conversion of the Series A Preferred Stock was exempt from registration pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

We plan to use the net proceeds of the secured convertible promissory notes for working capital and general corporate purposes, including without limitation, acquisitions. We have entered into letter agreements for the acquisition of a silk farm and a silk production and processing facility.

On November 26, 2007, we entered into a binding letter agreement with Zhengzhong Silkworm Industrial Development Co., a limited liability company organized under the laws of the People’s Republic of China (“Zhengzhong”), pursuant to which we intend to acquire from Zhengzhong certain assets, including, fixed assets, real estate holdings, intellectual property and a long term lease of approximately 15,000 acres of mulberry farms. Also, on November 28, 2007, we entered into a binding letter agreement with Chongqing Wintus New Star Enterprises Group, Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Wintus”), pursuant to which we intend to acquire certain assets of Wintus, including the stock of their seven wholly owned Chinese subsidiaries. The business of Wintus is focused on the production of raw silk and the subsequent processing and sales of various silk products.

Our offices are located at 5 Ash Drive, Center Barnstead, New Hampshire 03225. Our telephone number is (702) 966-0436. Our website can be found at www.franklintowersenterprises.com. Information contained on our website, or which can be accessed through the website, does not constitute a part of this registration statement.

THE OFFERING

Key Facts of the Offering

Shares of common stock being registered	23,687,000

Total shares of common stock outstanding as of the date of this prospectus	91,130,000

Total proceeds raised by us from the disposition of the common stock by the selling security holders or their transferees
We will receive no proceeds from the disposition of already outstanding shares of common stock by the selling security holders or their transferees or the disposition of the shares of common stock issuable pursuant to the secured convertible promissory notes.

Summary Financial Data

The following unaudited summary financial information for the nine months ended September 30, 2007 includes balance sheet and statement of operations data. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes included in this prospectus.

Nine Months Ended
September 30, 2007
(Unaudited)
Statement of Operations Data:
Net Sales	$346,947
Total Operating Expenses	9,663,820
Loss from Operations	(9,640,939)
Net Loss	(9,844,576)
Loss Per Share - Basic	( .32)
Loss Per Share - Proforma	( .19)

September 30, 2007
(Unaudited)
Balance Sheet Data:
Working Capital	$3,202,895
Total Assets	4,597,316
Current Liabilities	671,731
Total Stockholders' Equity	3,871,412

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking information. Forward-looking information includes statements relating to future actions, future performance, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management, and other such matters of the Company. Forward-looking information may be included in this prospectus or may be incorporated by reference from other documents filed with the Securities and Exchange Commission by us. You can find many of these statements by looking for words including, for example, “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may,” or words or expressions of similar meaning in this prospectus or in documents incorporated by reference in this prospectus. Except as otherwise required under applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

We have based the forward-looking statements relating to our operations on management's current expectations, estimates, and projections about us and the industry in which we operate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In particular, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual results may differ materially from those contemplated by these forward-looking statements. Any differences could result from a variety of factors, including, but not limited to general economic and business conditions, competition, and other factors.

RISK FACTORS

Investing in us entails substantial risks. Factors that could cause or contribute to differences in our actual results include those discussed in the following section. You should consider carefully the following risk factors, together with all of the other information included in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of our common stock.

Risks Relating To Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. We were organized in April 2006, and in June 2007 we acquired Chongqing Qiluo Textile Co., Ltd. which manufactures and sells raw silk in the Fuling District of Chongqing Municipality, China. While Qiluo’s primary goal is to become the leader in silk manufacturing in the local area of Fuling, Qiluo has only began operations in August 2007 and accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving markets such as the growing market for textile sales in China. Some of these risks and uncertainties relate to our ability to:

•	increase awareness of our brand and the development of customer loyalty;

•	respond to competitive market conditions;

•	respond to changes in regulatory environment of our business in China;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business;

•	attract, retain and motivate qualified personnel; and

•	upgrade our technology to support additional research and development of silk manufacturing.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We may be unable to anticipate changes in consumer preferences for silk products, which may result in decreased demand for our products and may negatively affect our revenues and our operating results.

Our continued operation in the textile manufacturing market is in large part dependent on our ability to anticipate selling our products to the following markets: silk brokers, textile manufacturing, computer technology companies (used in plastics and materials) and the auto industry. If we are not able to anticipate and identify new consumer trends and sell new products accordingly, demand for our products may decline and our operating results may be adversely affected. In addition, we may incur significant costs relating to identifying new consumer trends and marketing new products or expanding our existing product lines in reaction to what we perceive to be a consumer preference or demand. Such development or marketing may not result in the level of market acceptance, volume of sales or profitability anticipated. We cannot be sure that such new products will be popular with our current or potential customers, which would negatively affect our revenues.

An increase in the cost of raw materials will affect sales and revenues.

Any increase in the prices of raw materials, including silk worms, will affect the price at which we can sell our product. We have no long term supply contracts, so the prices at which we purchase raw materials are based on the market price at the time. If we are not able to raise our prices to pass on increased costs, we would be unable to maintain our margins.

The loss of senior management or key personnel or our inability to recruit additional personnel may harm our business.

We are highly dependent on the senior management of Qiluo to manage our silk manufacturing operations and our key marketing personnel in particular, we rely substantially on Dingliang Kuang, the executive director of Qiluo to manage Qiluo’s operations and our chief executive officer, Ms. Kelly Fan, to manage our overall operations and financing. We do not maintain key man life insurance on any of our senior management or key personnel. The loss of any one of them, Dingliang Kuang or Ms. Kelly Fan, would have a material adverse effect on our business and operations. Competition for senior management, marketing and technical personnel in China is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key marketing or technical personnel that we lose. In addition, if any member of our senior management or key marketing or technical personnel joins a competitor or forms a competing company, they may compete with us for customers, suppliers and/or business partners and other key professionals and staff members of our company. Although each of our senior management and key marketing and technical personnel has signed a confidentiality and non-competition agreement in connection with their employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key marketing and technical personnel.

We compete for qualified personnel with other textile manufacturing companies. Intense competition for these personnel could cause our compensation costs to increase significantly, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

We derive all of our revenues from sales in China and any downturn in the Chinese economy could have a material adverse effect on our business and financial condition.

All of our revenues are generated from sales in China. We anticipate that revenues from sales of our products in China will continue to represent a substantial proportion of our total revenues in the near future. Any significant decline in the condition of China economy could, among other things, adversely affect consumer buying power and discourage consumption of our products, which in turn would have a material adverse effect on our revenues and profitability.

We have no insurance coverage to protect us against losses.

We do not currently have any insurance in force for our office facilities and operations and we cannot be certain that we can cover the risk associated with such lack of insurance or that we will be able to obtain and maintain insurance to cover the risks at economically feasinle premiums.

Our largest stockholder has significant influence over our management and affairs and could exercise this influence against your best interests.

At December 21, 2007, Qiluo shareholders Xiangshengxiang Industrial Development Co., Ltd., Dingliang Kuang and Yue Kuang, and our largest stockholder, beneficially owned approximately 25.1% of our outstanding shares of common stock. As a result, our controlling shareholder are able to exercise significant influence over our Company, including, but not limited to, any stockholder approvals for the election of our directors made pursuant to our By-laws and applicable laws and regulations and, indirectly, the selection of our senior management, the amount of dividend payments, if any, our annual budget, increases or decreases in our share capital, new securities issuance, mergers and acquisitions and any amendments to our By-laws. Furthermore, this concentration of ownership may delay or prevent a change of control or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could decrease the market price of our shares.

If we fail to develop and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud; as a result, current and potential shareholders could lose confidence in our financial reports, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and have our independent registered public accounting firm annually attest to our evaluation, as well as issue their own opinion on our internal controls over financial reporting, beginning with our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2008. We plan to prepare for compliance with Section 404 by strengthening, assessing, documenting and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need will become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on one of the Nasdaq Stock Markets or national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

Risks Relating To Conducting Business in China

Substantially all of our assets and operations are located in China, and substantially all of our revenue is sourced from China. Accordingly, our results of operations and financial position are subject to a significant degree to economic, political and legal developments in China, including the following risks:

Changes in the political and economic policies of China government could have a material adverse effect on our operations.

Our business operations may be adversely affected by the political and economic environment in China. China has operated as a socialist state since 1949 and is controlled by the Communist Party of China. As such, the economy of China differs from the economies of most developed countries in many respects, including, but not limited to:

•	structure	•	capital re-investment
•	government involvement	•	allocation of resources
•	level of development	•	control of foreign exchange
•	growth rate	•	rate of inflation

In recent years, however, the government has introduced measures aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations. Nonetheless, a substantial portion of productive assets in China is still owned by Chinese government. Changes in the political leadership of China may have a significant affect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in China, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, regulation of the Internet and foreign investment. Moreover, economic reforms and growth in China have been more successful in certain provinces in China than in others, and the continuation or increases of such disparities could affect the political or social stability in China.

Although we believe the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development in China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn materially adversely affect the price at which our stock trades.

Social conditions in China could have a material adverse effect on our operations as the Chinese government continues to exert substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, protection of intellectual property and other matters. We believe our operations in China are in compliance, in all material respects, with all applicable legal and regulatory requirements. However, the central or local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. If the Chinese government or local municipalities limit our ability to market and sell our products in China or to finance and operate our business in China, our business could be adversely affected.

Recent regulatory reforms in China may limit our ability as an offshore company controlled by the People’s Republic of China residents to acquire additional companies or businesses in China, which could hinder our ability to expand in China and adversely affect our long-term profitability.

Our current business plan includes an acquisition strategy to increase our silk production and broaden our geographic reach. Recent Chinese government regulations relating to acquisitions of Chinese companies by foreign entities controlled by Chinese residents may limit our ability to acquire Chinese companies and adversely affect the implementation of our strategy as well as our business and prospects.

On August 8, 2006, China Ministry of Commerce, the State Assets Supervision and Administration of Commerce, the State Administration of Taxation, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange jointly promulgated a new rule entitled “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors” (the “M&A Rules”), which became effective on September 8, 2006, relating to acquisitions by foreign investors of businesses and entities in China. The M&A Rules provide the basic framework in China for the approval and registration of acquisitions of domestic enterprises in China by foreign investors.

In general, the M&A Rules provide that if an offshore company controlled by Chinese residents intends to acquire or take control of a Chinese company, such acquisition or transaction will be subject to strict examination by the relevant foreign exchange authorities. The M&A Rules also state that the approval of the relevant foreign exchange authorities is required for any sale or transfer by China residents of a Chinese company’s assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

The M&A Rules also stress the necessity of protecting national economic security in China in the context of foreign acquisitions of domestic enterprises. Foreign investors must comply with comprehensive reporting requirements in connection with acquisitions of domestic companies in key industrial sectors that may affect the security of the “national economy” or in connection with acquisitions of domestic companies holding well-known trademarks or traditional brands in China. Failure to comply with such reporting requirements that cause, or may cause, significant impact on national economic security may be terminated by the relevant ministries or be subject to other measures as are deemed necessary to mitigate any adverse impact.

Our business operations or future strategy could be adversely affected by the interpretations of the M&A Rules. For example, if we proceed with our intentions to acquire the two Chinese companies, Zhengzhong and Wintus, we cannot assure you that we or the owners of said company, as the case may be, will be able to complete the necessary approvals, filings and registrations for the acquisition. This may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

Further movements in exchange rates may have a material adverse effect on our financial condition and results of operations.

At present, almost all of our sales are recorded in Renminbi. Since 1994, the conversion of the Renminbi into foreign currencies has been based on rates set by the People’s Bank of China, and the exchange rate for the conversion of the Renminbi to U.S. dollars had generally been stable. However, starting from July 21, 2005, the Chinese government moved the Renminbi to a managed floating exchange rate regime based on market supply and demand with reference to a basket of currencies. As a result, the Renminbi is no longer directly pegged to the U.S. dollar. On December 21, 2007, the exchange rate of the U.S. dollar against the Renminbi was RMB 7.3683 per U.S. dollar. The exchange rate may become volatile, the Renminbi may be revalued further against the U.S. dollar or other currencies or the Renminbi may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the U.S. dollar or other currencies, any of which could have a material adverse effect on our financial condition and results of operations.

Governmental control of currency conversion may affect the ability of our company to obtain working capital from our subsidiaries located in China and the value of your investment.

China’s government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency outside of China. We currently receive all of our revenues in Renminbi. Under our current structure, our income is primarily derived from payments from Qianbao. Shortages in the availability of foreign currency may restrict the ability of Qianbao to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy its foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required in those cases in which Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. China’s government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Qiluo is subject to restrictions on making payments to us, which could adversely affect our cash flow and our ability to pay the noteholders and dividends on our capital stock.

We are a company incorporated in the State of Nevada and do not have any assets or conduct any business operations other than through our operating subsidiary in China. As a result, we will rely entirely on payments or dividends from Qiluo for our cash flow to fund the payments pursuant to the secured convertible notes and our corporate overhead and regulatory obligations. The Chinese government imposes controls on the conversion of Renminbi into foreign currencies and the remittance of currencies out of China. As a result, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Further, if Qiluo incurs debt of its own, the instruments governing such debt may restrict such subsidiary’s ability to make payments to us. If we are unable to receive all of the funds we require for our operations from Qiluo, we may not have sufficient cash flow to fund our indebtedness, corporate overhead and regulatory obligations in the United States.

Uncertainties with respect to the Chinese legal system could adversely affect our ability to enforce our legal rights.

We conduct our business primarily through Qiluo, our subsidiary in China. Our operations in China are governed by Chinese laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. China’s legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully-integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, China’s legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. The uncertainties regarding such regulations and policies present risks that may affect our ability to achieve our business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and adversely affected. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

It may be difficult to effect service of process upon us or our directors or senior management who live in China or to enforce any judgments obtained from non-Chinese courts.

Our operations are conducted and our assets are located within China. In addition, a majority of our directors and all of our senior management personnel reside in China, where all of their assets are located. You may experience difficulties in effecting service of process upon us, our directors or our senior management as it may not be possible to effect such service of process outside China. In addition, China does not have treaties with the United States and many other countries providing for reciprocal recognition and enforcement of court judgments. Therefore, recognition and enforcement in China of judgments of a court in the United States or certain other jurisdictions may be difficult or impossible.

Recent amendments to the corporate income tax law in China may increase the income taxes payable by our operating subsidiary located in China, which could adversely affect our profitability.

On March 16, 2007, the National People’s Congress of China adopted a new corporate income tax law in its fifth plenary session. The new corporate income tax law unifies the application scope, tax rate, tax deduction and preferential policy for both domestic and foreign-invested enterprises. The new corporate income tax law will be effective on January 1, 2008. According to the new corporate income tax law, the applicable income tax rate for our operating subsidiary is subject to change. As the implementation detail has not yet been announced, we cannot be sure of the potential impact of such new corporate income tax law on our financial position or operating results.

Risk Relating to an Investment in Our Securities

Our common stock is thinly traded and you may be unable to sell at or near “ask” prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the Nasdaq Global Market or other exchanges. Our common stock has historically been sporadically or “thinly-traded” on the “Over-the-Counter Bulletin Board,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of our common stock in either direction. The price for our shares could, for example, decline precipitously in the event a large number of shares of our common stock is sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained.

The market price for our stock may be volatile and subject to wide fluctuations, which may adversely affect the price at which you can sell our shares.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operations results;

•	changes in financial estimates by securities research analysts;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•	intellectual property litigation; and

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

Future sales of shares of our common stock may decrease the price for such shares.

On December 10 2007, we issued 52,880,000 shares of our common stock upon the conversion of 5,000,000 shares of Series A Convertible Preferred Stock. Although we are not registering those shares for resale, commencing on December 11, 2008, these shares will become eligible for sale on the Over-the-Counter Bulletin Board, under Rule 144 promulgated under the Securities Act of 1933. In addition, we are registering for resale under this prospectus, up to 23,687,000 shares of common stock, which may be sold at any time. Once such shares are registered, they can be freely sold in the public market. If any of our stockholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital.

A significant number of the shares of our common stock are eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of common stock in the public market could harm the market price of our common stock. Up to 19,800,000 shares of common stock will be issuable upon conversion of our secured convertible promissory notes (including shares issuable in connection with the payment of interest on the notes, if such interest is not otherwise paid in cash) and 26,400,000 shares of common stock will be issuable upon exercise of warrants to purchase common stock. In addition, we are registering 3,887,000 shares of common stock previously issued to 3 individuals. Furthermore, a number of our shares have previously been registered or will generally be salable under SEC Rule 144. Sales of common stock either pursuant to this prospectus or Rule 144 are likely to have a depressive effect on the market for our common stock. If this registration statement is approved, up to 9,849,000 shares will be freely tradable.

Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•  that a broker or dealer approve a person's account for transactions in penny stocks; and

•  the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•  obtain financial information and investment experience objectives of the person; and

•  make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•  sets forth the basis on which the broker or dealer made the suitability determination; and

•  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Accordingly, all of the foregoing reduces the ability of a shareholder to sell our shares which may reduce the market price of our stock.

State securities laws may limit secondary trading, which may restrict the states in which conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Articles of Incorporation authorizes us to issue up to 5,000,000 shares of "blank check" preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees.

SELLING SECURITY HOLDERS

We are registering the following shares of our common stock that (i) may be issued pursuant to secured convertible promissory notes that were issued by us in connection with a private placement that closed in September 2007; and (ii) were transferred to the persons indicated below from a certain consultant engaged by us. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable. Each of the selling security holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling security holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders. None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer.

Selling Security Holder	Common Stock Beneficially Owned Before Offering	Shares of Common Stock Being Offered in the Offering	Common Stock Beneficially Owned After Offering	Percent After Offering
Alpha Capital Anstalt Pradafant 7 9490 Furstentums Vaduz, Lichtenstein	4,200,000(1)(2)(3)	1,800,000	2,400,000	2.52%
Bursteine & Lindsay Security Corp. 140 Birmensdorfer Str. CH 8003 Zurich, Switzerland	1,400,000(1)(3)(4)	600,000	800,000	Less than 1%
Double U Master Fund, L.P. Harbour House, Waterfront Drive Road Town, Tortola BVI	2,100,000(1)(3)(5)	900,000	1,200,000	1.30%
First Mirage, Inc. 333 Sandy Circle, Suite 230 Atlanta, GA 30328	1,400,000(1)(3)(6)	600,000	800,000	Less than 1%
Generation Capital Associates 1085 Riverside Trace Atlanta, GA 30328	1,400,000(1)(3)(7)	600,000	800,000	Less than 1%
The Hart Organization Corp. 1085 Riverside Trace Atlanta, GA 30328	700,000(1)(3)(8)	300,000	400,000	Less than 1%
Professional Offshore Opportunity Fund, Ltd. 1400 Old Country Road, Suite 206 Westbury, NY 11590	7,000,000(1)(3)(9	3,000,000	4,000,000	4.10%
Truk International Fund, L.P., By Atoll Asset Management, LLC One East 52nd Street, Sixth Floor New York, New York 10022	1,960,000(1)(3)(10)	840,000	1,120,000	1.20%
Truk Opportunity Fund, L.L.C., By Atoll Asset Management, LLC One East 52nd Street, Sixth Floor New York, NY 10022	12,040,000(1)(3)(11)	5,160,000	6,880,000	6.67%
Vision Opportunity Master Fund, Ltd. 20 West 55th Street, Fifth Floor New York, NY 10019	7,000,000(1)(3)(12)	3,000,000	4,000,000	4.10%
Whalehaven Capital Fund Limited c/o FWS Capital Ltd. 3rd Floor, 14 Par-Laville Road Hamilton, Bermuda HM08	7,000,000(1)(3)(13	3,000,000	4,000,000	4.10%
Israel Povarsky	1,333,334(14)	1,333,334	0	0
Uziel Liebovitz	1,333,333(14)	1,333,333	0	0
Yitzchak Eitan	1,333,333(14)	1,220,333	113,000	Less than 1%

(1)
Includes shares of common stock that are issuable to the selling security holders following the conversion of interest and/or principal of secured convertible promissory notes held by the selling security holders, and that were purchased in the private placement that closed in September 2007, and our payment of the interest and/or principal of the secured convertible promissory notes held by the selling security holder with shares of our common stock and shares of common stock issuable upon the exercise of warrants issued in the private placement that closed in September 2007.

(2)
The shares beneficially owned by Alpha Capital Anstalt (“Alpha Capital”) before the offering include (a) 1,800,000 shares of common stock issuable to Alpha Capital pursuant to the conversion of interest and/or principal of secured convertible promissory notes held by Alpha Capital or our payment of the interest and/or principal of the secured convertible promissory notes held by Alpha Capital; (b) warrants exercisable to purchase 2,400,000 shares of common stock. Konrad Ackerman is a director of Alpha Capital and has the voting and investment power of the shares of our common stock owned by Alpha Capital.

(3)
The shares being offered by the selling security holder is equal to 150% of the shares issued and issuable upon conversion of the secured convertible promissory notes held by the selling security holder.

(4)
The shares beneficially owned by Bursteine & Lindsay Security Corp. (“Bursteine”) before the offering include (a) 600,000 shares of common stock issuable to Bursteine pursuant to the conversion of interest and/or principal of secured convertible promissory notes held by Bursteine or our payment of the interest and/or principal of the secured convertible promissory notes held by Bursteine; (b) warrants exercisable to purchase 800,000 shares of common stock.

(5)
The shares beneficially owned by Double U Master Fund, L.P. (“Double U”) before the offering include (a) 900,000 shares of common stock issuable to Double U pursuant to the conversion of interest and/or principal of secured convertible promissory notes held by Double U or our payment of the interest and/or principal of the secured convertible promissory notes held by Double U; (b) warrants exercisable to purchase 1,200,000 shares of common stock.

(6)
The shares beneficially owned by First Mirage, Inc.(“First Mirage”) before the offering include (a) 600,000 shares of common stock issuable to First Mirage pursuant to the conversion of interest and/or principal of secured convertible promissory notes held by First Mirage or our payment of the interest and/or principal of the secured convertible promissory notes held by First Mirage; (b) warrants exercisable to purchase 800,000 shares of common stock. David A. Rapaport is President of First Mirage and has the voting and investment power of the shares of our common stock owned by First Mirage.

(7)
The shares beneficially owned by Generation Capital Associates (“Generation”) before the offering include (a) 600,000 shares of common stock issuable to Generation pursuant to the conversion of interest and/or principal of secured convertible promissory notes held by Generation or our payment of the interest and/or principal of the secured convertible promissory notes held by Generation; (b) warrants exercisable to purchase 800,000 shares of common stock. David Rapaport is the Executive Vice President and General Counsel of Generation and has the voting and investment power of the shares of our common stock owned by Generation.

(8)
The shares beneficially owned by The Hart Organization Corp. (“Hart Organization”) before the offering include (a) 300,000 shares of common stock issuable to Hart Organization pursuant to the conversion of interest and/or principal of secured convertible promissory notes held by Hart Organization or our payment of the interest and/or principal of the secured convertible promissory notes held by Hart Organization; (b) warrants exercisable to purchase 400,000 shares of common stock David Rapaport is the Executive Vice President and General Counsel of Hart Organization and has the voting and investment power of the shares of our common stock owned by Hart Organization.

(9)
The shares beneficially owned by Professional Offshore Opportunity Fund, Ltd. (“Professional Offshore”) before the offering include (a) 3,000,000 shares of common stock issuable to Professional Offshore pursuant to the conversion of interest and/or principal of secured convertible promissory notes held by Professional Offshore or our payment of the interest and/or principal of the secured convertible promissory notes held by Professional Offshore; (b) warrants exercisable to purchase 4,000,000 shares of common stock.

(10)
The shares beneficially owned by Truk International Fund L.P.. (“Truk International”) before the offering include (a) 840,000 shares of common stock issuable to Truk International pursuant to the conversion of interest and/or principal of secured convertible promissory notes held by Truk International or our payment of the interest and/or principal of the secured convertible promissory notes held by Truk International; (b) warrants exercisable to purchase 1,120,000 shares of common stock. Stephen Saltzstein is a Principal of Truk International and has the voting and investment power of the shares of our common stock owned by Truk International.

(11)
The shares beneficially owned by Truk Opportunity Fund LL.C. (“Truk Opportunity”) before the offering include (a) 5,160,000 shares of common stock issuable to Truk Opportunity pursuant to the conversion of interest and/or principal of secured convertible promissory notes held by Truk Opportunity or our payment of the interest and/or principal of the secured convertible promissory notes held by Truk Opportunity; (b) warrants exercisable to purchase 6,880,000 shares of common stock. Stephen Saltzstein is a Principal of Truk Opportunity and has the voting and investment power of the shares of our common stock owned by Truk Opportunity.

(12)
The shares beneficially owned by Vision Opportunity Master Fund, Ltd. (“Vision”) before the offering include (a) 3,000,000 shares of common stock issuable to Vision pursuant to the conversion of interest and/or principal of secured convertible promissory notes held by Vision or our payment of the interest and/or principal of the secured convertible promissory notes held by Professional Offshore; (b) warrants exercisable to purchase 4,000,000 shares of common stock. Adam Benowitz is the Principal of Vision and has the voting and investment power of the shares of our common stock owned by Vision.

(13)
The shares beneficially owned by Whalehaven Capital Fund Limited (“Whalehaven”) before the offering includes (a) shares of common stock issuable to Whalehave pursuant to the conversion of interest and/or principal of secured convertible promissory notes held by Whalehaven or our payment of the interest and/or principal of the secured convertible promissory notes held by Whalehaven; (b) warrants exercisable to purchase 4,000,000 shares of common stock. Brian Mazella is the Chief Financial Officer of Whalehaven and has the voting and investment power of the shares of our common stock owned by Whalehaven.

(14)	The selling security holder received the shares from Bonsai Venture Partners Limited, a consultant, who received an aggregate of 8,000,000 shares from us in consideration for services provided.

PLAN OF DISTRIBUTION

The selling security holders, which as used herein includes donees, pledgees, transferees, or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution, or other transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

If any of the selling security holders would be identified as a registered broker-dealer in the selling security holders table above is an “underwriter” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with the resale of our securities under this prospectus. Any commissions received by such selling security holders and any profit on the resale of the shares of our common stock (including the shares of common stock issuable upon the exercise of the warrants) sold by such security holders while acting as principals will be deemed to be underwriting discounts or commissions. Because it is deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933, the selling security holders that are identified as a registered broker-dealer in the selling security holders table will be subject to prospectus deliver requirements under the Securities Act.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule. The sale or potential sale of the shares under Rule 144 rather than pursuant to this prospectus may result in downward pressure on our common stock.

The selling security holders and any underwriters, broker-dealers, or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling security holders who are the noteholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holders who are the noteholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9, which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny-stock rules, which impose additional sales-practice requirements on broker-dealers that sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny-stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized-risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny-stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny-stock rules require that, prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny-stock rules. Consequently, these penny-stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny-stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this prospectus in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder as to which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

LEGAL PROCEEDINGS

We are not currently a party in any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors, Executive Officers, Promoters, and Control Persons

Each of our directors serves for a term of one year or until the successor is elected at our annual shareholders' meeting and is qualified, subject to removal by our shareholders. Each officer serves, at the pleasure of our board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Set forth below is the name, age and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of our current directors and executive officers.

Name	Age	Positions and Offices Held
Kelly Fan	39	Chairman, President, Chief Executive Officer, Chief Financial Officer and Director

Patricia E. Dowell	58	Secretary

Dingliang Kuang	38	Executive Director of Chongqing Qiluo Textile Co. Ltd.

Kelly Fan. Kelly received her degree in cosmetology from the Rudy and Kelly academy of hair design, in 1989. Kelly was a top designer on the Michael Bath Artistic team. For over a decade she has been a free lance image consultant, hair designer and make up artist. Most recently she has been employed by a Educational Theater Co. as a National reservation manager. Kelly has also explored her interest in the culinary arts, food management and nutrition and spends part of the years preparing and catering to small groups and functions. She is a self-taught pastry chef specializing in Eastern European tortes and chocolate confections.

Patricia E. Dowell. Ms. Dowell is a Registered Nurse. She currently works at Epsom Health Care, Epsom, New Hampshire. Since 1998, she has provided direct care to up to 28 skilled and long term care residents. She is IV certified. In 1981, Ms. Dowell received her Bachelor’s of Science in Nursing from the University of Nebraska Medical Center. In 1985, Patricia received a Master’s of Science in Nursing, also from the University of Nebraska Medical Center.

Dingliang Kuang. Since December 2006, Mr. Kuang has been the executive director of Chongqing Qiluo Textile Co., Ltd., our wholly owned subsidiary. From January 2005 to present, Mr. Kuang has been the General Manager of Chongqing Xinshengxiang Industrial Development Co., Ltd., a Chinese limited company, which specializes in the production of canned foods. From January 2002 to December 2005, Mr. Kuang was the General Manger of Chongqing Xinsheng Industrial Development Co., Ltd., also a Chinese limited company, which specializes in the production of canned foods.

None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. There are no family relationships among our directors or officers. We are not aware of any proceedings to which any of our officers or directors, or any associate of any such officer or director, is a party adverse to our Company or any of our subsidiaries or has a material interest adverse to it or any of its subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of December 21, 2007, the number of shares of common stock beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of our officers and directors; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 91,130,000 shares of our common stock issued and outstanding as of December 21, 2007.

Name of Beneficial Owner	Class of Stock	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned

Directors and Officers:

Kelly Fan 5 Ash Drive Center Barnstead, NH 03225	Common Stock	1,000,000	1.1%

Patricia E. Dowell 5 Ash Drive Center Barnstead, NH 03225	Common Stock	0	0%

5% Shareholders:

Xinshengxiang Industrial Development Co., Ltd.(1) 88 Julong Road Lidu Economic Development Zone, Fulin, Chongqing China	Common Stock	17,100,000(2)	18.8%

Dingliang Kuang 88 Julong Road Lidu Economic Development Zone, Fulin, Chongqing China	Common Stock	21,868,300(3)	24.0%(3)

All directors and executive officers as a group (3 persons)	Common Stock	22,868,300	25.1%

(1)	The following persons have voting, investment, and dispositive control over the shares of common stock owned by Xinshengxiang Industrial Development Co., Ltd.: Dingliang Kuang.

(2)
Xinshengxiang Industrial Development Co., Ltd. and Dingliang Kuang, the majority holders of of Qiluo, and the holders of 17,100,000 shares of our common stock, have pledge such shares as additional security for our obligation to investors made in connection with the offering of the secured convertible promissory notes held in September 2007.

(3)
On December 10, 2007, we issued 1,322,000 shares of our common stock to Diangliang Kuang upon the conversion of 125,000 shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock was converted into 10.576 shares of our common stock. Diangliang Kuang also owns an additional 450,000 shares of our common stock. Diangliang Kuang is the principal owner and manager of Xinshengxiang Industrial Development Co., Ltd. and thus has voting, investment, and dispositive control over the shares of Franklin’s capital stock owned by Xinshengxiang Industrial Development Co., Ltd. Accordingly, Mr. Kuang is also deemed to be the indirect beneficial owner the shares of Franklin’s capital stock owned by Xinshengxiang Industrial Development Co., Ltd. Mr. Kuang thus directly and indirectly (by Xinshengxiang Industrial Development Co., Ltd.) owns 21,868,300 shares of Franklin’s common stock. As such, Mr. Kuang directly and indirectly holds approximately 23.9% of the issued and outstanding shares of Franklin’s capital stock entitled to vote.

DESCRIPTION OF SECURITIES

Security Holders

At December 21, 2007, there were 91,130,000 shares of common stock outstanding which were held by 358 stockholders of record.

Transfer Agent

We have appointed Island Stock Transfer, with offices at 100 Second Avenue South, Suite 104N, St. Petersburg, Florida 33701, phone number (727) 289-0010, as transfer agent for our shares of common stock. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, and capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Board of Directors. We presently intend to retain all earnings, if any, and accordingly the Board of Directors does not anticipate declaring any dividends.

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been previously filed by us as an exhibit to our registration statement on Form SB-2, Commission File No. 333-135199, filed on June 20, 2006.

Common Stock

Our Articles of Incorporation authorizes the issuance of 1,250,000,000 shares of common stock, $0.0001 par value per share, of which 91,130,000 shares are issued and outstanding. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and preferences. All of the outstanding shares of common stock are, and the shares of common stock offered by the Company pursuant to this offering will be, when issued and delivered, fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to our common stock.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, shares of preferred stock could be issued quickly and easily, negatively affecting the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 5,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

On June 18, 2007 we filed a Certificate of Designation that fixed the designation, powers, preferences, and rights for 5,000,000 shares of Series A Convertible Preferred Stock. The holders of the Series A Convertible Preferred Stock are entitled to receive dividends, on as converted basis, when and as paid to the holders of the common stock. Each share of our Series A Convertible Preferred Stock is convertible into 10.576 shares of our common stock. The conversion ratio of the Series A Convertible Preferred Stock will be proportionately adjusted in the event of stock split, reverse stock split, stock dividend, a capital reclassification, reorganization or otherwise.

In the event that we wind up our operations, dissolve or liquidate, the holders of the Series A Convertible Preferred Stock will have first priority to the distribution of assets over the common stock, including a preference payment of $0.01 per share plus payment of all accumulated but unpaid dividends and distributions.

The holders of shares of Series A Convertible Preferred Stock are entitled to vote together with the holders of the common stock, as a single class, upon all matters submitted to holders of common stock for a vote. Each share of Series A Convertible Preferred Stock will carry a number of votes equal to the number of shares of common stock issuable as if converted at the record date.

On June 19, 2007, Franklin issued an aggregate of 5,000,000 shares of its Series A Convertible Preferred Stock to the three shareholders of Chongqing Qiluo Textile Co. Ltd. Such shares were allocated among Qiluo’s shareholders as follows: 4,750,000 shares to Xinshengxiang Industrial Development Co., Ltd.; 125,000 shares to Mr. Dingliang Kuang; and 125,000 shares to Ms. Yue Kuang.

On December 10, 2007, all 5,000,000 shares of Series A Convertible Preferred Stock were converted into an aggregate of 52,880,000 shares of our common stock, of which 50,236,000 shares were issued to Xinshengxiang Industrial Development Co., Ltd., 1,322,000 shares to Mr. Dingliang Kuang, and 1,322,000 shares to Ms. Yue Kuang. Xinshengxiang Industrial Development Co., Ltd subsequently distributed the 50,236,000 shares to its 275 shareholders. We were required to cause the conversion of our Series A Convertible Preferred Stock pursuant to the Subscription Agreement we entered into with the investors on September 12th and September 20th 2007. There are currently no shares of Series A Convertible Preferred Stock issued and outstanding.

Class A Warrants and Class B Warrants

In September 2007, we entered into Subscription Agreements with 11 accredited investors, pursuant to which we issued to these investors Class A warrants and Class B warrants that, in the aggregate, are exercisable to purchase 26,400,000 shares of our common stock, subject to adjustments for certain issuances and transactions.

Set forth below is information concerning the Class A and Class B warrants.

Exercise Price and Term. The Class A warrants and the Class B warrants are exercisable, without any vesting, until the fifth anniversary from the date the Registration Statement containing this prospectus is declared effective by the Securities and Exchange Commission. The Class A warrants are exercisable to purchase shares of our common stock at an exercise price of $0.50, and the Class B warrants are exercisable to purchase shares of our common stock at an exercise price of $1.00.

Cashless Exercise. On and after March 12, 2008, if there is not an effective registration statement covering the resale of the shares of common stock underlying the Class A warrants and the Class B warrants, then the Class A warrants and the Class B warrants may be exercised using a cashless exercise procedure.

Transferability. The Class A warrants and the Class B warrants are transferable subject to compliance with applicable securities laws.

Adjustments. The exercise price and the number of shares of common stock issuable upon the exercise of the Class A warrants and the Class B warrants are subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our common stock or stock dividend. In such event, the exercise price and the number of shares of our common stock issuable upon the exercise of each Class A warrant and Class B warrant will be adjusted by us so that the number of shares of our common stock that the holder of the Class A warrants and the Class B warrants would have received if such holder had exercised his or her Class A warrants and Class B warrants on the record date fixed for such subdivisions, combinations, reclassifications or stock dividend.

Subsequent Equity Sales. In the event that we sell or offer to sell our common stock at a price per share less than the exercise price of the Class A warrants or the Class B warrants (“Dilutive Issuance”), then the (i) exercise price of the Class A warrant and/or the Class B warrant (as the case may be) will be reduced to the price at which we offered the stock in the Dilutive Issuance. Additionally, the number of shares issuable upon the exercise of the Class A warrants and/or the Class B warrants (as the case may be) will be proportionately increased so that we will still receive the same aggregate proceeds from the exercise of the Class A warrants and/or the Class B warrants (as the case may be) after the exercise price reduction as we would have received prior to the exercise price adjustment.

Merger, Asset Sale, Etc. If we effect any reorganization, , consolidation, any transfer of all or substantially all of our properties or to any person under any plan or arrangement contemplating the dissolution of the Company, then, the holders of the Class A warrants and the Class B warrants on the exercise thereof, at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, will have the right to receive in lieu of our common stock issuable or other securities issuable upon such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such holder of the Class A warrants and Class B warrant would have been entitled to received upon consummation or in connection with such dissolution, as the case may be, if such holder had so exercise the warrant immediately prior thereto.

Dissolution. In the event we dissolve following the transfer of all or substantially all of our properties or assets, then, prior to such dissolution, we will deliver, at our expense, the stock and other securities and property (including cash, where applicable) receivable by the holder of the Class A warrants and Class B warrants after the effective date of such dissolution, to a bank or trust company having its principal office in New York, NY, as trustee for the holder of the Class A warrants and Class B warrants. Such property shall be delivered to the holders of the Class A warrants and Class B warrants only upon payment of the exercise price of the Class A warrants and Class B warrants.

Registration. We have agreed to register for resale, at our expense, the shares of common stock underlying the Class A warrants and the Class B warrants. We are subject to a penalty of 2% of the aggregate amount invested by the holders of the Class A warrants and Class B warrants for each 30-day period or pro rata for any portion following certain non-registration events. We must pay the liguidating damages in cash, or at our election in shares of our registered common stock valued at 75% of the average of the closing bid prices of our common stock for the five trading days preceding such payment. The liquidating damages must be paid within 10 days after the end of each 30 day period or pro rata for any portion following certain non registration event, for which the liquidating damages are payable. We must keep this resale registration statement effective for a period of two (2) years.

Holder of any Class A warrants and Class B warrants Not a Stockholder. The Class A warrants and the Class B warrants do not confer upon the holders any voting, dividends or other rights as our stockholders.

Secured Convertible Promissory Notes

Maturity Date. All accrued but unpaid interest and any other amounts due of secured convertible promissory notes are due and payable on September 12, 2009 (or earlier upon acceleration following an event of default).

Interest Rate. The secured convertible promissory notes bear interest at the rate of 10% per annum, payable in either (a) cash equal to 115% of 5.55% of the initial principal amount of the secured convertible promissory note or (b) absent any event of default, in shares of our common stock at the lesser of (i) $0.25 per share or (ii) 75% of the average of the closing bid prices of our common stock for the 20 trading days preceding the payment date. Said payments commence on March 12, 2008 and all accrued but unpaid interest and any other amounts due thereon is due and payable on March 12, 2009, or earlier upon acceleration following an event of default.

Conversion. All of the principal and accrued interest on the secured convertible promissory notes is convertible into shares of our common stock at the election of the investors, at any time, at the conversion price of $0.25 per share (subject to adjustment for certain issuances, transactions or events).

Interest Payments and Penalties. Payments of interest and principal commence on March 12, 2008. The secured convertible promissory notes contain default events which, if triggered and not timely cured (if curable), will result in a default interest rate of 15% per annum. In addition, we have to pay the investors 120% plus accrued interest of the outstanding principal amount if the shares of our common stock cease to be eligible for quotation on the Bulletin Board, we sell substantially all of our assets or Kelly Fan ceases to be our Chief Executive Officer of the Company unless the new Chief Executive Officer is Dingliang Kuang, who is currently the principal and majority owner of Qiluo. In the event the closing price of our common stock for the ten trading days preceding the due date for interest payments is equal to or greater than 200% of the conversion price of the secured convertible promissory notes, then the Company may not elect to pay the corresponding monthly amount with cash but must instead pay with shares of common stock valued at the fixed conversion price.

Security. The obligations under the secured convertible promissory notes are secured by our assets, the assets of our wholly-owned subsidiary Qiluo, a pledge of all the shares owned by Xinshengxiang Industrial Development Co., Ltd. and Dingliang Kuang, the majority owner of Qiluo and personal guaranty of Qiluo.

Registration. We have agreed to register for resale, at our expense, the shares of common stock underlying the secured convertible promissory notes as well as the shares of common stock that we may issue in payment of interest. We are subject to a penalty of 2% of the aggregate amount invested by the holders of the secured convertible promissory notes for each 30-day period or pro rata for any portion following certain non-registration events. We must keep this resale registration statement effective for a period of two (2) years.

Redemption. If we are prohibited from issuing shares of common stock or if there is an event of default under the secured convertible promissory note, or we have a change of control or we liquidate, then, at the election of each note holder, we must pay 120% of the accrued interest multiplied by the outstanding principal amount of such investor’s secured convertible promissory note. Upon receipt of the mandatory redemption payment, such investor’s note will be deemed paid. For purposes of the redemption, a “change of control” means that we no longer have a class of stock listed, we become a subsidiary of another entity, we sell substantially all of our assets, KellyFan is not our President and CEO, unless the new Chief Executive Officer is Dingliang Kuang, who is currently the principal and majority owner of Qiluo.

Conversion Limitation. No holder may convert (including a mandatory conversion) on any date that amount of the principal of the secured convertible promissory note or interest that would result in the holder and its affiliates having a beneficial ownership of more than 4.99% of the outstanding shares of our common stock on such conversion date. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. The holder of a secured convertible promissory note may waive the conversion limitation described above, in whole or in part, upon and effective after 61 days prior written notice to us to increase such percentage to up to 9.99%.

Adjustments. The conversion price of the secured convertible promissory notes and the number and kind of shares or other securities to be issued upon conversion are subject to adjustment from time to time upon the happening of certain events as follows:

Merger, Sale of Assets, etc. If we effect any merger, consolidation, any sale of all or substantially all of our assets to any other corporation, then the holders of the secured convertible promissory notes will have the right to receive the consideration they would have received in such transaction had they converted the outstanding principal and accrued but unpaid interest of their secured convertible promissory notes as of the date on which our stockholders became entitled to receive the consideration for such transaction.

Reclassification, etc. If we, by reclassification or otherwise, change our common stock into the same or a different number of securities of any class or classes, then the holders of the secured convertible promissory notes will have the right to receive the adjusted number of securities they would have received in such transaction had they converted the outstanding principal and accrued but unpaid interest of their secured convertible promissory notes as of the date on which our stockholders became entitled to receive such adjusted number of securities for such transaction.

Combinations and Dividends. The conversion price and the number of shares of common stock issuable upon the conversion of the secured convertible promissory notes are subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our common stock or stock dividend. In such event, the conversion price will be proportionately reduced in case of subdivision of shares of our common stock or a stock dividend or proportionately increased in the case of combination of shares of our common stock.

Subsequent Equity Sales. In the event that we sell or offer to sell our common stock at price per share less than the conversion price of the secured convertible promissory note (“Dilutive Issuance”), then the conversion price of the secured convertible promissory notes will be reduced to the price at which we offered the stock in the Dilutive Issuance.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements of Franklin Towers Enterprises, Inc. for the period of March 23, 2006 (inception) to December 31, 2006 have been included herein and in the prospectus in reliance upon the report of Wolinetz, Lafazan & Company, P.C., an independent registered public accounting firm, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

Certain legal matters in connection with this offering and Registration Statement are being passed upon by the law firm David Lubin & Associates, PLLC, Valley Stream, New York.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, eliminate a director’s personal liability to the fullest extent permitted by Article 78 of the Nevada Revised Statutes. The elimination of personal liability does not eliminate a director’s duty of care. Moreover, the provisions do not to claims against a director for violations of certain laws, including federal securities laws.

Our Articles of Incorporation, as amended, also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by Article 78 of the Nevada Revised Statutes. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors and officers. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors and officers.

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

DESCRIPTION OF BUSINESS

Our History

Franklin was incorporated on March 23, 2006 in the State of Nevada. Prior to our acquisition of Chongqing Qiluo Textile Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Qiluo”), intended to engage in the manufacturing, processing, and distribution of frozen Pan Asian foods. We have generated any revenue for our Frozen Asian Food business model.

On July 20, 2006, the Securities and Exchange Commission declared effective Franklin’s Registration Statement on Form SB-2 (Commission File No. 333-135199) relating to the primary offering by Franklin of up to 4,000,000 shares of our common stock at a purchase price equal to $0.025 per share. Such offering commenced on July 1, 2006 and was terminated and concluded on September 25, 2006. Franklin sold all 4,000,000 shares of common stock offered in such offering and raised gross proceeds of $100,000. Franklin incurred offering costs of $16,000, and net proceeds amounted to $84,000. $70,000 of the net proceeds have been utilized to engage consultants in areas including culinary cuisine, research and equipment, development of a marketing plan, food samples and web site development.

On April 23, 2007, Franklin amended its Articles of Incorporation for the purposes of implementing a two and a half for one (2.5:1) forward stock split and increasing its authorized shares of common stock on a corresponding basis. As a result of such forward stock split, shares of common stock held by each holder of record on April 23, 2007 were automatically split at the rate of two and a half for one (2.5:1), so that each pre-split share was equal to two and a half post-split shares. The number of shares of common stock issued and outstanding prior to the forward stock split was 12,100,000 shares. After the forward stock split, the number of shares of common stock issued and outstanding was 30,250,000 shares. In addition, the authorized shares of common stock of the Company were increased from 500,000,000 shares, par value $0.001, to 1,250,000,000 shares, liquidating preferences $0.01.

On June 18, 2007, Franklin authorized and created a series of preferred stock, designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), consisting of 5,000,000 shares. Each share of Series A Preferred Stock was convertible, at the option of the holder thereof, into 10.576 shares of Franklin's common stock.

As discussed above, on June 19, 2007, Franklin acquired Qiluo by purchasing all of the issued and outstanding shares of registered capital of Qiluo. In exchange therefor, Franklin issued to the shareholders of Qiluo an aggregate of 5,000,000 shares of Franklin’s Series A Convertible Preferred Stock.

Since its acquisition of Qiluo, Franklin is no longer engaged in the manufacturing, processing, and distribution of frozen Pan Asian foods. Instead, it is now engaged in the production and sale of raw silk.

Our Business

Through our subsidiary, Qiluo, we are currently engaged in the manufacture and sale of raw silk in the Fuling District of Chongqing Municipality, China. Qiluo was incorporated on December 15, 2006, under the name “Chongqing Qiluo Textile Co. Ltd.” under the laws of the People’s Republic of China. Qiluo is a development stage company, which commenced operations in August 2007. Qiluo’s executive offices and principal place of business is located in the Fuling District of Chongqing Municipality, China. The primary goal of Qiluo is to be the leader in silk manufacturing in the local area of Fuling, Chongqing, China.

Prior to the acquisition of Qiluo by Franklin, Qiluo had been owned by three shareholders: Xinshengxiang Industrial Development Co., Ltd., who owned 95% of the shares of Qiluo’s registered capital; Dingliang Kuang, who owned 2.5% of the shares of Qiluo’s registered capital; and Yue Kuang, who owned 2.5% of the shares of Qiluo’s registered capital. Xinshengxiang Industrial Development Co., Ltd. contributed $363,944, Dingliang Kuang contributed $9,578, and Yue Kuang contributed $9,578 to Qiluo’s registered capital. In addition to the registered capital, the three shareholders made additional capital contributions to Qiluo in the amount of $768,600, as follows: Xinshengxiang Industrial Development Co., Ltd. contributed $730,170; Dingliang Kuang contributed $19,215; and Yue contributed $19,215. In addition, Qiluo borrowed $864 from Xinshengxiang Industrial Development Co., Ltd. during the process of incorporation. The bears no interest and is payable upon demand.

In order to gain a competitive edge in the centralization of the silk industry in Chongqing, Qiluo had to seek out methods to bring together what had typically been a very fragmented industry and co-ordinate the entire silk manufacturing process. This process includes everything from sericulture, to harvesting and processing the cocoons, through to the manufacturing and exportation of either finished or raw silk products. On January 28, 2007, the Company signed a twenty (20) year lease with Xinshengxiang, the holder of approximately 18.8% of our common stock, for the use of a factory building located in Fulin, Chongqing. The lease commenced on March 1, 2007 and calls for annual base rent of $26,963 plus other occupancy costs. The leased factory building is equipped with brand new state-of-the-art manufacturing machinery and housing facilities. We believe that the investment in the newest high-end silk manufacturing machinery will elevate both the quality and the quantity of the silk produced.

Manufacturing equipment and facilities include:

•	Administrative building

•	Secondary process centre

•	12 electric automatic reeling machines

•	Vacuum infiltration equipment

•	Water infiltration equipment

•	Ventilation & air condition

•	Hydration distribution facility

On December 18, 2006, Qiluo entered into a purchase agreement with Hangzhou Textile Machinery Co. Ltd., pursuant to which Qiluo agreed to purchase six new silk drawing machinery units. The aggregate purchase price for such units was approximately $314,000, payable by Qiluo as follows: 20% of the purchase price was to be paid by January 30, 2007; upon payment of an additional 60% of the purchase price, the equipment was to have been delivered; and the remaining 20% was to be paid upon the completion of the installation. In accordance with such terms, Qiluo has already paid to Hangzhou Textile Machinery Co. Ltd. the full amount of the purchase price. The six silk drawing machinery units have been delivered and installed at Qiluo’s premises.

Qiluo’s manufacturing facilites are capable of producing 100,000 tons of raw silk per year. Qiluo also intends to further expand its production ability by acquiring silkworm production bases and silk textile production capacity in the local area. On November 26, 2007, we entered into a letter of intent with Zhengzhong Silkworm Industrial Development Co., a limited liability company organized under the laws of the People’s Republic of China (“Zhengzhong”), pursuant to which we intend to acquire from Zhengzhong certain assets, including, fixed assets, real estate holdings, intellectual property and a long term lease of approximately 15,000 acres of mulberry farms, in consideration for a purchase price to be mutually agreed upon after the we have has completed our due diligence investigation of the Zhengzhong and its assets.

On November 28, 2007, we entered into a binding letter agreement with Chongqing Wintus New Star Enterprises Group, Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Wintus”), pursuant to which the we intend to acquire certain assets of Wintus, including the stock of their seven wholly owned Chinese subsidiaries. The business of Wintus is focused on the production of raw silk and the subsequent processing and sales of various silk products. As consideration for the assets, we agreed to pay a combination of cash and stock, in amounts to be mutually agreed upon after we have completed our due diligence investigation of Wintus’ and its assets.

The creation of Qiluo’s facility with modern processing equipment, together with our intended acquisitions of Zhengzhong and Wintus, will allow Qiluo to maximize both output and quality of silk production. Qiluo is aligned with the governments’ vision for the future economic development of the Chinese textile industry. The carefully mapped out plan pushes forward scientific and technological progress, focusing on indigenous innovation for a shift to a newgrowth model, upgrading and optimizing industrial structure and striving for a complete, co-ordinated and sustainable development for the Chinese textile industry.

Markets

Qiluo intends to sell its products to the following markets: silk brokers, textile manufacturing, computer technology companies (used in plastics and materials) and the auto industry. The company expects to have a broad customer base.

Distribution

Qiluo intends to employ an in house sales and distribution team. This division of Qiluo will be in charge of national and international sales as w ell as providing for all logistical needs including transporting of product by the various shipping needs by land, rail, and sea.

Competition

We compete in a highly competitive industry. Many competitors have financial and other resources substantially greater than ours. Our principal competitors are the following:

1.
Asia Silk Holdings Limited, through its subsidiaries, engages in the manufacture and sale of spun silk fabrics, spun silk yarns, and garments principally in the People's Republic of China and Singapore. It manufactures a range of spun silk yarn products, which include spun silk-tencel yarn, hard twisted yarn, short-fiber combed yarn, colored pure spun silk yarn, floret yarn, and spun silk-linen yarn. The company’s spun silk fabric products consist of silk-tencel fabric, hard twisted spun silk fabric, spun silk-dyed fabric, spun silk-linen fabric, and spun silk corduroy. It manufactures and sells a range of garments, including casual and ready-to-wear silk garments for women; spun silk shirts and trousers for men; and casual wear. The company also cultivates mulberry plants and cocoon silkworm, as well as trades in silkworm cocoons. Its spun silk yarn is sold to knit wear manufacturers in the People’s Republic of China, and spun silk fabrics are supplied to local and overseas garment manufacturers for the manufacture of garments for international apparel brands. Asia Silk Holdings also serves the customers in the United States, Germany, Denmark, the United Kingdom, and Hong Kong. The company was formed in 2004. It was formerly known as Asia Silk Holdings Pte, Ltd. and changed its name to Asia Silk Holdings Limited in 2005. The company is based in Singapore, Singapore. Asia Silk Holdings Limited is a subsidiary of Best Plus Developments Limited.

2.
Eastern Silk Industries Limited engages in the manufacture, sale, and export of silk yarn and silk fabrics in India. Its products include fabrics and made-ups, fashion fabrics, handloom fabrics, embroidered fabrics, scarves and belts, laces, and kurtis, as well as readymade home furnishings and upholstery. The company offers its products to design houses, garment manufacturers, and furnishing companies. It exports its products to the United States, Europe, Australia, the Middle East, and the Far East. The company was founded in 1946 and is based in Kolkata, India.

3.
Silktex, Ltd. engages in the design and manufacture of silk fabrics in India. Its products include silks for home furnishings, including upholstery and drape; and silks for apparel, including fashion and bridal wear. The company is based in Bangalore, India with an additional office in New York City.

We believe that our state of the art manufacturing equipment, will provide us a competitive advantage based on our production capabilities. Additionally, we believe that our management team and their industry knowledge will also help set us apart from our competition.

Governmental Regulation

At present, Qiluo’s operation is subject to minimum government regulations. As a silk manufacturing facility, Qiluo is reguired to have a minimum of 2,400 thread reelings and raw silk quality of not less than 2A50 grading. Qiluo has obtained all governmental approvals required to operate a silk manufacturing company in Chongqing, China, Qiluo has obtained all the must also meet basic factory and labor standards including obtaining all business permit and business license, working hoursand minimum wages pay. Qiluo has met the government’s minimum standards for operating a silk manufacturing company by obqualified for the filature produce under state rules and regulations by equipping it facilities with 4,030 thread reelings has meet these governmental regulation. Qiluo currently has 4,030 thread reeling machines, of which 2,400 are automatic thread reWe do not foresee any future regulations being imposed on Qiluo business and /or the silk industry. If regulations are imposed in the future they may have a substantial negative impact on the Company.

Employees

Qiluo currently has 306 employees, all of whom are employed on a full time basis. Our employees have no long term commitments to the Company. All employees are employed pursuant to standard employment agreement, which sets forth the terms of the employment, duties, compensation, and other such matters, In addition, all of our employees are required to sign our standard confidentiality agreement, pursuant to which they agree to maintain the confidentiality of all proprietary information of our company. We do not believe that any of these are material to our business operation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion should be read in conjunction with our financial statements, which are included elsewhere in this prospectus. We and our representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in our filings with the United States Securities and Exchange Commission and in our reports to shareholders. Generally, the inclusion of the words “believe”, “expect”, “intend”, “estimate”, “anticipate”, “will”, and similar expressions or the converse thereof, identify statements that constitute “forward-looking statements”.

These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements as a result of a number of risks and uncertainties including: (a) those risks and uncertainties related to general economic conditions, (b) whether we are able to manage our planned growth efficiently and operate profitable operations, (c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations, and (d) whether we are able to successfully fulfill our primary requirements for cash.

Plan of Operation

Qiluo commenced operation in August and during the nine months ended September 30, 2007. Qiluo currently has 12 silk reeling machines, of which 8 are in full operation. We anticipate that the remaining 4 reeling machines, which are currently being assembled, are likely to start production in early January 2008.

Qiluo currently has 306 employees, all of whom are employed on a full time basis. Our employees have no long term commitments to the Company. All employees are employed pursuant to standard employment agreement, which sets forth the terms of the employment, duties, compensation, and other such matters, In addition, all of our employees are required to sign our standard confidentiality agreement, pursuant to which they agree to maintain the confidentiality of all proprietary information of our company. We do not believe that any of these are material to our business operation.

Through Qiluo, we are contemplating the acquisition of various other silk worm farms and/or existing manufacturing facilities. On November 26, 2007, we entered into a letter of intent with Zhengzhong Silkworm Industrial Development Co., a limited liability company organized under the laws of the People’s Republic of China (“Zhengzhong”), pursuant to which we intends to acquire from Zhengzhong certain assets, including, fixed assets, real estate holdings, intellectual property and a long term lease of approximately 15,000 acres of mulberry farms, in consideration for a purchase price to be mutually agreed upon after the we have has completed our due diligence investigation of the Zhengzhong and its assets.

On November 28, 2007, we entered into a binding letter agreement with Chongqing Wintus New Star Enterprises Group, Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Wintus”), pursuant to which the we intend to acquire certain assets of Wintus, including the stock of their seven wholly owned Chinese subsidiaries. The business of Wintus is focused on the production of raw silk and the subsequent processing and sales of various silk products. As consideration for the assets, we agreed to pay a combination of cash and stock, in amounts to be mutually agreed upon after we have completed our due diligence investigation of Wintus’ and its assets.

Should our initiatives to maximize both output and quality of silk production move forward, additional funds may be required. There can be no assurance that additional capital will be available to us. Although we may seek to raise additional funds, we have no specific plans, understandings or agreements with respect to such an offering, and we have given no contemplation with respect to the securities to be offered or any other issue with respect to any offering. We may have to issue debt or equity or enter into a strategic arrangement with a third party. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

The creation of Qiluo’s new facility with modern processing equipment, together with the acquisition of Zhengzhong and Wintus, will allow Qiluo to maximize both output and quality of silk production. Qiluo is aligned with the governments’ vision for the future economic development of the Chinese textile industry. The carefully mapped out plan pushes forward scientific and technological progress, focusing on indigenous innovation for a shift to a newgrowth model, upgrading and optimizing industrial structure and striving for a complete, co-ordinated and sustainable development for the Chinese textile industry.

Results of Operations

Through, Qiluo, we are currently engaged in the production and sale of raw silk. During the nine months ended September 30, 2007, we produced approximately 100,000 tons of raw silk and generated approximately $347,000 in net sales and gross profits of approximately $23,000. Our net sales were the result of purchases made by six of our major customers, Wu Jiang Gu Long Textile Co., JiaXin Rifeng Textile Co., Shierke Silk Co., TongXian Jiayer Textile Co., TongXiang Xing Shen Velvet Co., and Fuling import & export Co.

Our total operating expenses for the nine months ended September 30, 2007 were approximately $9,700,000, of which approximately $9,200,000 was the result of the issuance of an aggregate of 8,000,000 shares of common stock to Bonsai Venture Partners, Ltd., a British Virgin Islands limited company in consideration, amongst other things, for introducing potential investors to the Company and for consulting services rendered in connection with the September 2007 private placement.

Liquidity and Capital Resources

As of September 30, 2007, we had $3,200,000 in cash. These funds were primarlily generated from the purchase and sale of our secured convertible promissory notes to a total 11 accredited investors.

In September 2007, we entered into subscription agreements with 11 accredited investors for the purchase and sale of $3,300,000 of secured convertible promissory notes. The Company received net proceeds of $2,917,500.

Lack of Insurance

The Company currently has no insurance in force for its office facilities and operations and it cannot be certain that it can cover the risks associated with such lack of insurance or that it will be able to obtain and/or maintain insurance to cover these risks at economically feasible premiums.

Critical Accounting Policies and Estimates

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“Interpretation No. 48”). Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Interpretation No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interpretation No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Interpretation No. 48 is effective beginning January 1, 2007. The Company believes that the adoption of Interpretation No. 48 will not have a material impact on its financial statements.

Off Balance Sheet Arrangements

None

DESCRIPTION OF PROPERTY

Franklin currently maintains its corporate office at 5 Ash Drive, Center Barnstead, New Hampshire 03225, in space provided to it by an officer. Franklin does not pay for this space. Franklin intends to continue to operate from these premises until such time as management determines that other space or additional employees are required.

Qiluo maintains its offices and principal place of business at a building having an area equal to 122,700 square feet (ft2) and located at 88 Julong Road, Lidu Economic Development Zone, Fulin, Chongqing. Qiluo leases such building pursuant to a lease agreement, dated January 28, 2007, between Qiluo and Xinshengxiang Industrial Development Co., Ltd., which owns 17,100,000 shares of Franklin’s common stock. The term of the lease is twenty years and the monthly rent is $2,214.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In April, 2006, we issued 7,600,000 shares of common stock to Kelly Fan, our President, Chief Executive Officer, Treasurer, and Director. The shares were issued in consideration for her time, efforts, and services in connection with the founding of our Company. Our Board of Directors determined that such services had a value equal to $7,600. Our Board of Directors further determined that the value of shares of our common stock in April, 2006 was equal to their par value, $0.001 per share. This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended. Ms. Fan was our officer and director and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering. As a result of the two and a half for one (2.5:1) forward stock split of our common stock that occurred on April 23, 2007, such shares were automatically split on April 23, 2007 to 19,000,000 shares of common stock.

On June 19, 2007, Franklin issued 4,750,000 shares of its Series A Convertible Preferred Stock to Xinshengxiang Industrial Development Co., Ltd. The foregoing shares were issued pursuant to the Share Purchase Agreement, dated June 19, 2007, among Franklin, Qiluo, Xinshengxiang Industrial Development Co., Ltd. and the other stockholders of Qiluo. In consideration for such shares, Xinshengxiang Industrial Development Co., Ltd. conveyed to Franklin all of its shares of the registered capital of Qiluo. Such securities were issued under Regulation S promulgated under the Securities Act of 1933, as amended. Xinshengxiang Industrial Development Co., Ltd. represented to us that such person was not a United States person (as defined in Regulation S) and was not acquiring the shares for the account or benefit of a United States person. Such person further represented that at the time of the origination of contact concerning the Share Purchase Agreement and the date of the execution and delivery of the Share Purchase Agreement, such person was outside of the United States. Franklin did not make any offers in the United States, and there were no selling efforts in the United States. Xinshengxiang Industrial Development Co., Ltd also owns 17,100,000 shares of Franklin Towers’ issued and outstanding shares of common stock as a result of the foregoing transaction. Kelly Fan, our President, Chief Executive Officer, Chief Financial Officer, and Director, sold to the Qiluo Shareholders 18,000,000 shares of the common stock of Franklin which were issued and outstanding and held by Ms. Fan. Such shares were allocated between the Qiluo Shareholders as follows: 17,100,000 shares to Xinshengxiang Industrial Development Co., Ltd.; 450,000 shares to Dingliang Kuang; and 450,000 shares to Yue Kuang.

On December 10, 2007, Xinshengxiang Industrial Development Co., Ltd., converted 4,750,000 shares of our outstanding Series A Convertile Preferred Stock into 50,236,000 shares of common stock. Xinshengxiang Industrial Development Co., Ltd. subsequently transferred such shares to its 275 shareholders.

On June 19, 2007, Franklin issued to Diangliang Kuang 125,000 shares of Series A Convertible Preferred shares. Such shares were were converted into 1,322,000 shares of common stock on December 10, 2007. Mr. Kuang also directly owns 3,446,300 shares of common stock, 2,996,300 shares of which were acquired as a result of Xinshengxiang Industrial Development Co., Ltd distribution to its shareholders and 450,000 shares of which were acquired in the June 19, 2007 transfer from Kelly Fan, our President and Chief Executive Officer. Mr. Kuang is also deemed to be the indirect beneficial owner the 17,100,000 shares of the common stock owned by Xinshengxiang Industrial Development Co., Ltd. Mr. Kuang is the principal owner and manager of Xinshengxiang Industrial Development Co., Ltd. and thus has voting, investment, and dispositive control over the shares of our common stock owned by Xinshengxiang Industrial Development Co., Ltd. Accordingly, Mr. Kuang directly and indirectly owns 21,868,300 shares of our common stock, which is approximately 24.0% of our issued and outstanding shares of common stock.

Xinshengxiang Industrial Development Co., Ltd. leases to Qiluo the building containing Qiluo’s offices and principal place of business. Such building has an area equal to 122,700 square feet (ft2) and is located at 88 Julong Road, Lidu Economic Development Zone, Fulin, Chongqing. Qiluo leases such building pursuant to a lease agreement, dated January 28, 2007, between Qiluo, as tenant, and Xinshengxiang Industrial Development Co., Ltd., as landlord. The term of the lease is twenty years and the monthly rent is $2,214. Mr. Kuang is the principal owner and manager of Xinshengxiang Industrial Development Co., Ltd.

During the process of incorporation, Qiluo, in an informal arrangement borrowed $864 from Xinshengxiang Industrial Development Co., Ltd. The loan bears no interest and is payable upon demand.

Xinshengxiang Industrial Development Co., Ltd made advances to the us in the aggregate of $439,624, payable on demand and bear no interest.

Also, Kelly Fan, our President and Chief Executive Officer, made advances to us in the aggregate of approximately $12,233, which bear interest at 8% per annum. As of September 30, 2007, the accrued interest payable was in the amount of $1,058.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been trading on the over-the-counter Bulletin Board under the symbol “FRTW” since December 20, 2006. The table below sets forth the range of quarterly high and low closing bids for our common stock since December 31 2006 when a quote was first obtained on the over-the-counter Bulletin Board. The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

Year	Quarter Ended	High	Low
2006	December 31	No data	No data
	September 30	No data	No data
	June 30	N/A	N/A
	March 31 (from March 8)	N/A	N/A
2007
	September 30	$1.35	$1.30
	June 30	$1.20	$1.20
	March 31	$2.20	$2.20

Holders

On December 21, 2007, there were approximately 358 holders of record of our common stock.

Dividends

We have not declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. Furthermore, we expect to retain any future earnings to finance its operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

Securities authorized for issuance under equity compensation plans

We do not have any equity compensation plans.

EXECUTIVE COMPENSATION

Summary Compensation

During the period from our incorporation on March 23, 2006, through December 31, 2006, Kelly Fan was our President, Chief Executive Officer, and Treasurer, and a Director. During such time period, none of our other officers earned compensation exceeding $100,000 per year.

In April, 2006, we issued 7,600,000 shares of our common stock to Ms. Fan in consideration for her time, efforts, and services rendered in connection with the founding of our Company. Our Board of Directors determined that such services had a value equal to $7,600. Our Board of Directors further determined that the value of shares of our common stock in April, 2006 was equal to their par value, $0.001 per share. As a result of the two and a half for one (2.5:1) forward stock split of our common stock on April 23, 2007, such shares were automatically split on April 23, 2007 to 19,000,000 shares of common stock.

We have no employment agreements with any of our directors or executive officers. We have no pension, health, annuity, bonus, insurance, equity incentive, non-equity incentive, stock options, profit sharing or similar benefit plans. No stock options or stock appreciation rights were granted to any of our directors or executive officers during the period from the date of our incorporation on March 23, 2006 through December 31, 2006.

The following table sets forth information concerning the compensation paid or earned for the period from the date of our incorporation on March 23, 2006 through December 31, 2006 for services rendered to our Company in all capacities by our Chief Executive Officer and any officer with total compensation over $100,000 per year.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Kelly Fan(1)	2006	0	0	7,600(2)	0	0	0	0	7,600

(1)	President, Chief Executive Officer, Treasurer, and Director

(2)
Represents the value of 7,600,000 shares of common stock issued in April, 2006 in consideration for time, efforts, and services rendered by Ms. Fan in connection with the founding of our Company. Our Board of Directors determined that such services had a value equal to $7,600. Our Board of Directors also determined that the fair market value of shares of our common stock in April, 2006 was equal to their par value, $0.001 per share. As a result of the two and a half for one (2.5:1) forward stock split of our common stock that occurred on April 23, 2007, such shares were automatically split on April 23, 2007 to 19,000,000 shares of common stock.

Outstanding Equity Awards

As of December 31, 2006, none of our directors or executive officers held unexercised options, stock that had not vested, or equity incentive plan awards.

Compensation of Directors

During the period from our incorporation on March 23, 2006, through December 31, 2006, Kelly Fan was our sole director. During such time period, no other compensation was paid or given to Ms. Fan in consideration for her services as our director, except as disclosed above under the section entitled “Summary Compensation.”

During the nine months ended September 30, 2007, no other compensation was paid or given to Ms. Fan in consideration for her services as our director.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Wolinetz, Lafazan & Company, P.C. is our auditor. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB, and 10-KSB. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

FRANKLIN TOWERS ENTERPRISES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2007
(Unaudited)

ASSETS
Current Assets:
Cash and Cash Equivalents	$3,220,138
Inventories	620,734
Prepaid Expenses	33,754

Total Current Assets	3,874,626

Property and Equipment, Net	348,159

Other Assets:
Deferred Financing Costs, Net	374,531

Total Assets	$4,597,316

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Convertible Note Payable, Net of Unamortized Discounts of $1,072,914	$27,086
Notes Payable - Others	20,000
Accounts Payable	35,099
Accrued Expenses	119,215
Customer Deposits	10,707
Loans Payable - Related Parties	459,624

Total Current Liabilities	671,731

Long-Term Debt:
Convertible Notes Payable, Net of Unamortized Discounts of $2,145,827	54,173

Total Liabilities	725,904

Commitments and Contingencies

Stockholders’ Equity:
Preferred Stock, $.001 par value; 5,000,000 shares authorized, 5,000,000
shares issued and outstanding; liquidation preference, $.01 per share	5,000
Common Stock, $.0001 par value; 1,250,000,000 shares authorized,
38,250,000 shares issued and outstanding	3,825
Additional Paid-In Capital	17,573,075
Deferred Finance Costs, Net	(3,879,301)
Accumulated Deficit	(9,874,048)
Accumulated Other Comprehensive Income	42,861

Total Stockholders’ Equity	3,871,412

Total Liabilities and Stockholders’ Equity	$4,597,316

The accompanying notes are an integral part of these financial statements.

FRANKLIN TOWERS ENTERPRISES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	For the Nine		For the Three
	Months Ended		Months Ended
	September 30, 2007		September 30, 2007

Sales - Net		$346,947		$346,947

Cost of Sales		324,066		324,066

Gross Profit		22,881		22,881

Operating Expenses:
Consulting Fees		9,483,499		9,483,499
Professional Fees		136,928		41,880
Other General and Administrative Expenses		42,444		31,745
Depreciation and Amortization		949		716

Total Operating Expenses		9,663,820		9,557,840

Loss from Operations		(9,640,939)		(9,534,959)

Other Income (Expense):
Interest Income		532		20
Interest Expense		(17,006)		(16,910)
Amortization of Debt Discount		(81,259)		(81,259)
Amortization of Deferred Finance Costs		(105,904)		(105,904)

Total Other Income (Expense)		(203,637)		(204,053)

Net Loss	$	(9,844,576)	$	(9,739,012)

Net Loss per Common Share (Basic)	$	( .32)	$	( .30)

Weighted Average Common Shares Outstanding (Basic)		30,836,081		31,989,130

Proforma Loss per Common Share	$	( .19)	$	( .11)

Proforma Weighted Average Common Shares Outstanding		51,373,223		84,869,130

The accompanying notes are an integral part of these financial statements.

FRANKLIN TOWERS ENTERPRISES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(Unaudited)

								Accumulated
					Additional	Deferred		Other
	Preferred Stock		Common Stock		Paid-In	Finance	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Costs	Deficit	Income	Total
Balance - January 1, 2007	-	$-	30,250,000	$3,025	$91,475	$-	$ (118,863)	$-	$	(24,363)

Issuance of Preferred Stock in
Connection with Recapitalization	5,000,000	5,000	-	-	(5,000)	-	-	-		-

Effect of Recapitalization	-	-	-	-	1,010,164	-	89,391	1,132		1,100,687

Debt Discount Recorded in
Connection with Issuance
of Convertible Notes Payable	-	-	-	-	3,300,000	-	-	-		3,300,000

Issuance of Common Stock
for Services	-	-	8,000,000	800	9,199,200	-	-	-		9,200,000

Issuance of Common Stock
Purchase Warrants as Finder’s
Fees in Connection with
Convertible Notes Payable	-	-	-	-	3,977,236	(3,977,236)	-	-		-

Amortization of Deferred
Finance Costs	-	-	-	-	-	97,935	-	-		97,935

Comprehensive Income (Loss):

Net (Loss) for the Nine Months
Ended September 30, 2007	-	-	-	-	-	-	(9,844,576)	-		(9,844,576)

Foreign Currency Translation
Adjustment	-	-	-	-	-	-	-	41,729		41,729

Total Comprehensive Loss	-	-	-	-	-	-	-	-		(9,802,847)

Balance - September 30, 2007	5,000,000	$5,000	38,250,000	$3,825	$17,573,075	$(3,879,301)	$(9,874,048)	$42,861		$3,871,412

The accompanying notes are an integral part of these financial statements.

FRANKLIN TOWERS ENTERPRISES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(Unaudited)

Cash Flows from Operating Activities:
Net Loss	$(9,844,576)
Adjustments to Reconcile Net Loss to Net Cash Used
in Operating Activities:
Depreciation Expense	14,483
Common Stock Issued for Services	9,200,000
Amortization of Deferred Finance Costs	105,904
Amortization of Debt Discount	81,259
Changes in Assets and Liabilities:
(Increase) in Inventories	(620,734)
(Increase) in Prepaid Expenses	(33,754)
Increase in Accounts Payable and Accrued Expenses	112,949
Increase in Customer Deposits	10,707

Net Cash (Used) in Operating Activities	(973,762)

Cash Flows from Investing Activities:
Capital Expenditures	(361,262)

Net Cash (Used) in Investing Activities	(361,262)

Cash Flows from Financing Activities:
Proceeds of Additional Paid-In Capital	768,600
Net Cash of Business Acquired	(2,552)
Proceeds of Loans- Related Party	445,462
Proceeds from Issuance of Convertible Notes Payable	3,300,000
Finance Costs Related to Issuance of Convertible Debt	(382,500)

Net Cash Provided by Financing Activities	4,129,010

Effect of Exchange Rate Changes on Cash	41,729

Net Change in Cash and Cash Equivalents	2,835,715

Cash and Cash Equivalents - Beginning of Period	384,423

Cash and Cash Equivalents - End of Period	$3,220,138

The accompanying notes are an integral part of these financial statements.

FRANKLIN TOWERS ENTERPRISES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(Unaudited)
(Continued)

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$-

Income Taxes Paid	$-

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Preferred Stock Issued in Connection with Recapitalization	$5,000

Common Stock Purchase Warrants Issued for Deferred Finance Costs	$3,977,236

Debt Discount Recorded in Connection with Issuance of Convertible Notes Payable	$3,300,000

The accompanying notes are an integral part of these financial statements.

FRANKLIN TOWERS ENTERPRISES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -  Description of Business and Basis of Presentation

Basis of Presentation

In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. These financial statements are condensed and therefore do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

Results of operations for interim periods are not necessarily indicative of the results of operations for a full year.

Organization

Franklin Towers Enterprises, Inc. (“Franklin”) was incorporated on March 23, 2006 under the laws of the State of Nevada. Franklin originally intended to engage in the manufacture, processing and distribution of frozen Pan Asian food.

   On June 19, 2007, Franklin entered into a Share Purchase Agreement with the shareholders of Chongqing Qiluo Textile Co. Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Qiluo”), whereby Franklin agreed to acquire 100% of the issued and outstanding registered capital of Qiluo for consideration of 5,000,000 shares of Franklin’s Series A Convertible Preferred Stock (convertible into 52,880,000 shares of common stock) (See Note 7). Upon consummation of such purchase, Qiluo became a wholly-owned subsidiary of Franklin. Through our subsidiary, Qiluo, we will focus on the production and sale of raw silk.

The acquisition is accounted for as a “reverse acquisition”, since the stockholders of Qiluo owned a majority of Franklin’s common stock immediately following the transaction. Qiluo is treated as the continuing entity although Franklin is the legal acquirer. Consequently, the consolidated financial statements include the assets and liabilities of Qiluo and Franklin (collectively, the “Company”), historical operations of Qiluo, and operations of Qiluo and Franklin from the date of the acquisition.

Qiluo was incorporated on December 15, 2006, under the name “Chongqing Qiluo Industry Ltd.” under the laws of the People’s Republic of China with the purpose of engaging in the manufacture and sale of silk and silk products. The Company started test production at the end of June 2007 and commenced operations during the quarter ended September 30, 2007.

Principles of Consolidation

The accompanying consolidated financial statements included the accounts of Franklin (Parent) and its wholly owned subsidiary Qiluo. All significant intercompany accounts and transactions have been eliminated in consolidation.

FRANKLIN TOWERS ENTERPRISES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts receivable, accounts payable, and notes and loans payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Inventories

   Inventories are stated at the lower of cost (first-in, first out method) or market.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

Revenue Recognition

The Company has not generated any revenue to date. For revenue from product sales, the Company will recognize revenue in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”), which superseded Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”). SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded.

Advertising Costs

Advertising costs are expensed as incurred. The Company did not incur any advertising costs for the quarter ended September 30, 2007.

FRANKLIN TOWERS ENTERPRISES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -  Summary of Significant Accounting Policies (Continued)

Income Taxes

The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, “Accounting For Income Taxes”, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

No provision has been made for corporation income taxes due to the current loss. In addition, no future tax benefit has been calculated. According to the tax regulations of China, the amount of loss that will carry over to the next tax period should be assessed and approved by the tax regulation agency. The maximum carry over period is five years.

Foreign Currency Translation

The financial statements of the Company are translated pursuant to Statement of Financial Accounting Standards (SFAS) No. 52 - “Foreign Currency Translation.” Qiluo is located and operated in China. The Chinese Yuan is the functional currency. The financial statements of Qiluo is translated to U.S. dollars using quarter-end rates of exchange for assets and liabilities, and average rates of exchange for revenues, costs and expenses. Translation gains and losses are deferred and recorded in accumulated other comprehensive income as a component of stockholders’ equity.

Net Loss Per Common Share

Loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The common stock issued and outstanding with respect to the pre-merger Franklin stockholders has been included since March 23, 2006. Diluted loss per common share is the same as basic loss per share, as the effect of potentially dilutive securities (convertible debt-3,300,000 shares, and warrants-30,360,000) at September 30, 2007 are anti-dilutive.

Proforma loss per share is computed similarly to basic loss per share except that it includes the potential dilution that could occur if the 5,000,000 Series A Convertible Preferred Stock issued and outstanding at September 30, 2007 were converted into 52,880,000 shares of Franklin common stock.

Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“Interpretation No. 48”). Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Interpretation No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interpretation No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Interpretation No. 48 is effective beginning January 1, 2007. The Company believes that the adoption of Interpretation No. 48 will not have a material impact on its financial statements.

Reclassifications

Certain items in these condensed consolidated financial statements have been reclassified to conform to the current period presentation.

FRANKLIN TOWERS ENTERPRISES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -  Inventories

 Inventories consist of the following:

Raw Materials	$182,744
Work-in-Process	197,910
Finished Goods	230,801
Packaging Materials & Supplies	9,279
$620,734

NOTE 4 -  Property and Equipment

Property and equipment is summarized as follows:

	Estimated Useful Life	Cost

Machinery	7	$314,684
Computers	3	3,342
Office equipment	5	4,072
Furniture and Fixtures	7	13,191
		362,289
Less: Accumulated Depreciation		14,130
		$348,159

Depreciation expense was $14,130 for the nine months ended September 30, 2007, of which, $101 was eliminated to additional paid in capital in connection with the recapitalization.

NOTE 5 - Loans Payable - Related Parties

Due to related parties represents advances made to the Company by its significant stockholder and officers. Advances amounting to $459,624 are payable on demand and bear no interest. Loans from the Company’s officers in the amount of $12,233 bear interest at 8% per annum. As of September 30, 2007, the accrued interest payable was in the amount of $1,058.

NOTE 6 - Notes Payable

The Company borrowed $20,000 from two individuals. Each of these loans, $10,000 each, with a borrowing line of up to $20,000, bears the interest at 8% per annum. The principal and interest is due on April 24, 2008. As of September 30, 2007 the accrued interest totaled $2,279.

FRANKLIN TOWERS ENTERPRISES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - Convertible Debt

   On September 12, 2007 the Company entered into Subscription Agreements (the "Subscription Agreements") with 11 investors ("Purchasers"), for the purchase and sale of $3,300,000 of Secured Convertible Promissory Notes of the Company (the “Notes”) for the aggregate purchase price of $3,300,000 (the “Note Financing”). The Company received net proceeds from the issuance of the Notes of $2,917,500. Pursuant to the terms of the Subscription Agreement, the Company also issued to the Purchasers warrants to purchase up to 26,400,000 shares of common stock of the Company, subject to adjustments for certain issuances and transactions.

The Notes bear interest at the rate of 10% per annum, payable in either (a) cash equal to 115% of 5.55% of the initial principal amount or (b) absent any event of default, in shares of the Company’s common stock at the lesser of (i) $1.00 per share or (ii) 80% of the average of the closing bid prices of the Company’s common stock for the 20 trading days preceding the payment date. Said payments commence on March 12, 2008 and all accrued but unpaid interest and any other amounts due thereon is due and payable on September 12, 2009, or earlier upon acceleration following an event of default, as defined in the Notes.

All principal and accrued interest on the Notes is convertible into shares of the Company’s common stock at the election of the Purchasers at any time at the conversion price of $.25 per share, subject to adjustment for certain issuances, transactions or events that would result in “full ratchet” protection to the holders.

The Notes contain default events which, if triggered and not timely cured (if curable), will result in a default interest rate of 15% per annum. The Notes also contain full ratchet antidilution provisions with respect to certain securities issuances, including the issuances of stock for less than $.25 per share. In addition, the Company has to pay the Purchasers an additional amount principal plus accrued interest if the Company is no longer listed on the Bulletin Board or sells substantially all of its assets.

As part of the financing, the Company also issued to each Purchaser an aggregate of 13,200,000 Class A Common Stock Purchase Warrants and 13,200,000 Class B Common Stock Purchase Warrants. The Class A Warrants are exercisable at a price of $0.50 per share at any time until the fifth anniversary from the date the Registration Statement is declared effective by the Securities and Exchange Commission (“the Expiration Date”) and the Class B Warrants are exercisable at a price of $1 per share at any time until the Expiration Date. The warrants include a cashless exercise provision which is triggered after March 12, 2008 as well as “full ratchet” antidilution provisions with respect to certain securities issuances.

The option of each Purchaser, conversion of the Notes, or exercise of the Warrants, is subject to the restriction that such conversion or exercise, does not result in the Purchaser beneficially owning at any one time more that 4.99% of the Company’s outstanding shares of common stock.

Payment of the Notes along with the Company’s other obligations to the Purchasers is secured by all the assets of the Company and of its wholly-owned subsidiary Chongqinq Qiluo Textile Co. Inc., a limited liability company organized under the laws of the People’s Republic of China (“Qiluo”). Such obligations are also secured by a guaranty and pledge of the 17,100,000 shares of the Company’s common stock held by Xinshengxiang Industrial Development Co., Ltd.

FRANKLIN TOWERS ENTERPRISES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - Convertible Debt (Continued)

In connection with the transaction, the Company agreed to prepare and file with the Securities and Exchange Commission within 60 days following the closing a registration statement on Form SB-2 for the purpose of registering for resale all of the shares of common stock underlying the Notes, If the Company fails to file such registration statement within such time, or if the registration statement is not declared effective within 150 days from September 16, 2007, the Company must pay monthly liquidated damages in cash equal to 2% of the principal amount of the Notes and purchase price of the Warrants. The Purchasers were also granted standard piggyback registration rights along with certain demand registration rights.

In connection with the convertible debt, the Company recorded deferred finance costs of $4,359,736. Such deferred finance costs are being amortized over the life of the related debt. The Company also recorded a deferred debt discount in the amount of $3,300,000 to reflect the beneficial conversion feature of the convertible debt and the value of the warrants. The beneficial conversion feature was recorded pursuant to Emerging Issues Task Force (“EITF”) 00-27: “Application of EITF No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, to Certain Convertible Instruments”. In accordance with EITF 00-27, the Company evaluated the value of the beneficial conversion feature and recorded this amount ($424,953) as a reduction to the carrying amount of the convertible debt and as an addition to paid-in capital. Additionally, the fair value of the warrants ($2,875,047) was calculated and recorded as a further reduction to the carrying amount of the convertible debt and as addition to paid-in capital.

The Company is amortizing the discounts over the term of the debt. Amortization of the debt discount and deferred finance costs was $81,259 and $105,904 for the quarter ended September 30, 2007.

NOTE 8 - Stockholders’ Equity and Share Purchase Agreement

Effective April 23, 2007 the Company amended its articles of incorporation for the purpose of effecting a two and a half for one (2.5 for 1) forward stock split of its common stock. In addition, the authorized common stock of the Company was increased from 500,000,000 shares, $.001 par value to 1,250,000,000 shares, $.0001 par value. All share and per share data have been given retroactive effect to reflect this recapitalization.

On June 19, 2007, Franklin entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with the following persons: Chongqing Qiluo Textile Co. Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Qiluo”); Xinshengxiang Industrial Development Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Xinshengxiang”); Mr. Dingliang Kuang (“Dingliang”); and Ms. Yue Kuang (“Yue,” and together with Xinshengxiang and Dingliang, the "Qiluo Shareholders"). Pursuant to the Share Purchase Agreement, Franklin agreed to acquire Qiluo at a closing held simultaneously therewith by purchasing from the Qiluo Shareholders all of their respective shares of Qiluo’s registered capital, which represent 100% of the issued and outstanding registered capital stock of Qiluo. Upon the consummation of such purchase, Qiluo became a wholly-owned subsidiary of Franklin. In consideration therefor, Franklin agreed to issue to the Qiluo Shareholders an aggregate of 5,000,000 shares of Franklin’s Series A Convertible Preferred Stock (convertible into 52,880,000 shares of common stock), which were allocated between the Qiluo Shareholders as follows: 4,750,000 shares to Xinshengxiang; 125,000 shares to Dingliang; and 125,000 shares to Yue. Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder thereof, into 10.576 of Franklin's common stock.

FRANKLIN TOWERS ENTERPRISES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Stockholders’ Equity and Share Purchase Agreement (Continued)

In connection with the foregoing transaction, on June 19, 2007, Kelly Fan, the President, Chief Executive Officer, Treasurer, and Director of Franklin, sold to the Qiluo Shareholders 18,000,000 shares of the common stock of Franklin which were issued and outstanding and held by Ms. Fan. Such shares were allocated between the Qiluo Shareholders as follows: 17,100,000 shares to Xinshengxiang Industrial Development Co., Ltd.; 450,000 shares to Dingliang Kuang; and 450,000 shares to Yue Kuang.

As a result of the foregoing transactions: (a), Xinshengxiang Industrial Development Co., Ltd. holds approximately 81% of the total combined voting power of all classes of Franklin’s capital stock entitled to vote. (b) Diangliang Kuang is the principal owner and manager of Xinshengxiang Industrial Development Co., Ltd. and thus has voting, investment, and dispositive control over the shares of Franklin’s capital stock owned by Xinshengxiang Industrial Development Co., Ltd. Accordingly, Mr. Kuang is also deemed to be the indirect beneficial owner the shares of Franklin’s capital stock owned by Xinshengxiang Industrial Development Co., Ltd. Mr. Kuang thus directly and indirectly (by Xinshengxiang Industrial Development Co., Ltd.) holds approximately 83% of the total combined voting power of all classes of Franklin’s capital stock entitled to vote. (c) Yue Kuang, who is the sister of Diangliang Kuang, directly holds approximately 2% of the total combined voting power of all classes of Franklin’s capital stock entitled to vote.

In September 2007 the Company agreed to issue an aggregate of 8,000,000 shares of common stock valued at $9,200,000 to Bonsai Venture Partners, Ltd., a British Virgin Islands limited company in consideration, amongst other things, for introducing potential investors to the Company and for consulting services rendered in connection with the September 2007 private placement.

Warrants

A summary of the status of the Company’s warrants is presented below:

	Number of	Weighted Average
	Warrants	Exercise Price
Outstanding, January 1, 2007	-	$-
Issued, Class A Warrants	13,200,000.50
Issued, Class B Warrants	13,200,000	1.00
Issued, Finder’s Fees Warrants	3,960,000	$.25
Outstanding, September 30, 2007	30,360,000	$.68

Warrants outstanding and exercisable by price range as of September 30, 2007 were as follows:

Warrants Outstanding				Warrants Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of	Outstanding	Life in Years*	Price	Exercisable	Price
$0.25	3,960,000	5.0	$0.25	3,960,000	$0.25
$0.50	13,200,000	5.0	0.50	13,200,000	$0.50
$1.00	13,200,000	5.0	1.00	13,200,000	$1.00
	30,360,000		$0.68	30,360,000	$0.68

*Warrants expire 5 years after effective date of registration statement which has not yet been filed.

FRANKLIN TOWERS ENTERPRISES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - Preferred Stock

On June 18, 2007, we designated a series of Preferred Stock known as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) by filing a Certificate of Designation with the Secretary of State of Nevada. The number of shares constituting such Series A Preferred Stock was designated to be 5,000,000 shares, par value $0.001 per share. Pursuant to the Certificate of Designation, the principal rights, preferences, powers, limitations and restrictions of the Series A Preferred Stock are as follows:

Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, without payment of additional consideration, 10.576 shares of the Company’s common stock. Holders of Series A Preferred Stock shall be entitled to vote, together with holders of common stock as a single class, on all matters upon which stockholders of the Company are entitled to vote, with each share of Series A Preferred Stock having one vote. The Series A Preferred Stock shall rank senior to the common stock. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock of the Company and any other issue of stock, should there be any, by reason of their ownership thereof, an amount per share equal to $0.01 per each share of Series A Preferred Stock owned by such shareholder plus any declared and unpaid dividends on the Series A Preferred Stock.

NOTE 10 -  Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains cash balances at financial institutions which exceed the Federal Deposit Insurance Corporation limit of $100,000 at times during the year. As of September 30, 2007 the Company’s cash balance in US dollar bank accounts was $2,198,428.

In addition the Company maintains cash balances in various banks in China. Currently, no deposit insurance system has been set up in China. Therefore, the Company will bear a risk if any of these banks become insolvent. As of September 30, 2007, the Company’s uninsured cash balance was approximately $761,000.

The financial position and results of operations of the Company’s subsidiary are recorded in Chinese Yuan. Therefore, exchange rate fluctuations could affect the profitability of the subsidiary when translated to US dollars.

FRANKLIN TOWERS ENTERPRISES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 -  Commitments and Contingencies

On January 28, 2007, the Company signed a twenty (20) year lease with Xinshengxiang, a related party, see Note 7, for the use of a factory building located in Fulin, Chongqing. The lease commenced on March 1, 2007 and calls for annual base rent of $26,963 plus other occupancy costs.

Future minimum rentals are as follows:

Year Ending December 31,	Future Minimum Rent Payments US Dollars

2007	$6,741
2008	26,963
2009	26,963
2010	26,963
2011	26,963
2012	26,963
Thereafter	381,979
Total	$523,535

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Franklin Towers Enterprises, Inc.

We have audited the accompanying balance sheet of Franklin Towers Enterprises, Inc. (a Development Stage Company) (“the Company”) as of December 31, 2006 and the related statements of operations, stockholders’ deficiency and cash flows for the period March 23, 2006 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Also, an audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Franklin Towers Enterprises, Inc. at December 31, 2006, and the results of its operations and its cash flows for the period March 23, 2006 (inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred an operating loss for the period March 23, 2006 (inception) to December 31, 2006, has had no revenues and has not commenced planned principal operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
February 20, 2007

FRANKLIN TOWERS ENTERPRISES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
DECEMBER 31, 2006

ASSETS

Current Assets:
Cash	$17,476

Total Current Assets	17,476

Total Assets	$17,476

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current Liabilities:
Accrued Liabilities	$9,606
Loan Payable - Related Party	12,233

Total Current Liabilities	21,839

Long-Term Debt	20,000

Total Liabilities	41,839

Commitments and Contingencies

Stockholders’ Deficiency:
Preferred Stock, $.001 par value; 5,000,000 shares authorized, none issued and outstanding	-
Common Stock, $.001 par value; 500,000,000 shares authorized, 12,100,000 shares issued and outstanding	12,100
Additional Paid-In Capital	82,400
Deficit Accumulated During the Development Stage	(118,863)

Total Stockholders’ Deficiency	(24,363)

Total Liabilities and Stockholders’ Deficiency	$17,476

The accompanying notes are an integral part of these financial statements.

FRANKLIN TOWERS ENTERPRISES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD MARCH 23, 2006 (INCEPTION) TO DECEMBER 31, 2006

Net Revenues		$-

Costs and Expenses:
Start Up Costs		8,735
Professional Fees		22,139
Consulting and Marketing Expenses		47,000
Website Development Costs		13,000
Research and Development		10,000
Other General and Administrative Expenses		16,640

Total Costs and Expenses		117,514

Loss from Operations before Other Income and Expense		(117,514)

Other Income (Expense):
Interest Income		81
Interest Expense		(1,430)

Total Other Income (Expense)		(1,349)

Net Loss		$(118,863)

Basic and Diluted Loss Per Share	$	( .01)

Weighted Average Basic and Diluted Shares Outstanding		9,696,127

The accompanying notes are an integral part of these financial statements.

FRANKLIN TOWERS ENTERPRISES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ DEFICIENCY
FOR THE PERIOD MARCH 23, 2006 (INCEPTION) TO DECEMBER 31, 2006

				Deficit
				Accumulated
				During
			Additional	the
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage		Total
Balance, March 23, 2006	-	$-	$-	$-		$-

Common Stock Issued to Founder for Services,
April 2006	7,600,000	7,600	-	-		7,600

Common Stock Issued to Private Investor,
at $.001 Per Share, April 2006	400,000	400	-	-		400

Common Stock Issued to Private Investors
at $.025 Per Share	4,000,000	4,000	96,000	-		100,000

Common Stock Issued for Services	100,000	100	2,400	-		2,500

Offering Costs	-	-	(16,000)	-		(16,000)

Net Loss for the Period	-	-	-	(118,863)		(118,863)

Balance, December 31, 2006	12,100,000	$12,100	$82,400	$(118,863)	$	(24,363)

The accompanying notes are an integral part of these financial statements.

FRANKLIN TOWERS ENTERPRISES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD MARCH 23, 2006 (INCEPTION) TO DECEMBER 31, 2006

Cash Flows from Operating Activities:
Net Loss	$(118,863)
Adjustments to Reconcile Net Loss to Net Cash Used
in Operating Activities:
Common Stock Issued for Services	10,100
Changes in Assets and Liabilities:
Increase in Accrued Liabilities	9,606

Net Cash Used in Operating Activities	(99,157)

Cash Flows from Investing Activities:	-

Cash Flows from Financing Activities:
Proceeds of Borrowings	20,000
Proceeds from Sale of Common Stock	100,400
Expenses of Offering	(16,000)
Proceed of Loans - Related Party	12,233

Net Cash Provided by Financing Activities	116,633

Increase in Cash	17,476

Cash - Beginning of Period	-

Cash - End of Period	$17,476

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$-
Income Taxes Paid	$-

The accompanying notes are an integral part of these financial statements.

FRANKLIN TOWERS ENTERPRISES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies

Organization

Franklin Towers Enterprises, Inc. (“the Company”) was incorporated on March 23, 2006 under the laws of the State of Nevada. The Company has selected December 31 as its fiscal year.

The Company has not yet generated revenues from planned principal operations and is considered a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7. The Company is in the Pan Asian food production business and intends to provide consumers with a diverse product selection including convenience meals, snack foods and other food products. There is no assurance, however, that the Company will achieve its objectives or goals.

Cash and Cash Equivalents

The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company utilizes the accrual method of accounting.

Advertising Costs

Advertising costs will be charged to operations when incurred. The Company did not incur any advertising costs during the period ended December 31, 2006.

Income Taxes

The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, “Accounting For Income Taxes”, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Loss Per Share

The computation of loss per share is based on the weighted average number of common shares outstanding during the period presented. Diluted loss per common share is the same as basic loss per common share as there are no potentially dilutive securities outstanding (options and warrants).

FRANKLIN TOWERS ENTERPRISES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies (Continued)

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying value of cash, accounts payable, loans and notes payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

Research and Development

Research and development costs are charged to expense as incurred. Research and development costs amounted to $10,000 during the period ended December 31, 2006.

Recent Accounting Standards and Pronouncements

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“Interpretation No. 48”). Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Interpretation No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interpretation No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Interpretation No. 48 is effective beginning January 1, 2007. The Company believes that the adoption of Interpretation No. 48 will not have a material impact on its financial statements.

NOTE 2 - Going Concern

The Company is a development stage Company and has not commenced planned principal operations. The Company had a working capital deficit of $4,363 at December 31, 2006 and for the period March 23, 2006 (inception) to December 31, 2006 had no revenues and incurred a net loss of $118,863. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

FRANKLIN TOWERS ENTERPRISES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 2 - Going Concern (Continued)

The Company is attempting to address its lack of liquidity by raising additional funds, either in the form of debt or equity or some combination thereof. The Company has raised net proceeds of approximately $84,000 through an offering of its common stock during the period ended December 31, 2006. Additionally, during the period ended December 31, 2006, the Company borrowed $20,000 from two individuals on credit lines aggregating $40,000. There can be no assurances that the Company will be able to continue to raise the additional funds it requires.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 3 - Loans Payable - Related Party

Loans payable to the Company’s President are payable on demand and bear interest at 8% per annum.

NOTE 4 - Long-Term Debt

Long-term debt consists of the following:

Note payable to an individual, with a borrowing line of up to $20,000, bearing interest at 8% per annum and principal and interest payable April 24, 2008	$10,000

Note payable to an individual, with a borrowing line of up to $20,000, bearing interest at 8% per annum and principal and interest payable April 24, 2008	10,000
$20,000

Maturities of long-term debt are as follows:

Twelve Months Ending During
December 31, 2007	$-
December 31, 2008	20,000
$20,000

NOTE 5 - Common Stock

In April 2006 the Company issued 7,600,000 shares of common stock valued at $7,600 to the Founder of the Company for services.

In April 2006 the Company sold 400,000 shares of common stock for $400 to a private investor.

During the quarter ended September 30, 2006 the company sold 4,000,000 shares of common stock pursuant to its public offering for gross proceeds of $100,000. The Company incurred offering costs of $16,000 and net proceeds amounted to $84,000.

In November 2006 the Company issued 100,000 shares of common stock valued at $2,500 to a vendor as payment for services.

FRANKLIN TOWERS ENTERPRISES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 6 - Preferred Stock

The Company’s Board of Directors may, without further action by the Company’s stockholders, from time to time, direct the issuance of any authorized but unissued or unreserved shares of preferred stock in series and at the time of issuance, determine the rights, preferences and limitations of each series. The holders of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the common stock. Furthermore, the board of directors could issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock.

NOTE 7 - Income Taxes

At December 31, 2006, the Company had available a net-operating loss carry-forward for Federal tax purposes of approximately $115,000, which may be applied against future taxable income, if any, through 2026. Certain significant changes in ownership of the Company may restrict the future utilization of these tax loss carry-forwards.

At December 31, 2006, the Company has a deferred tax asset of approximately $48,000 representing the benefit of its net operating loss carry-forwards. The Company has not recognized the tax benefit because realization of the tax benefit is uncertain and thus a valuation allowance has been fully provided against the deferred tax asset. The difference between the Federal Statutory Rate of 34% and the Company’s effective tax rate of 0% is due to an increase in the valuation allowance of approximately $48,000.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling security holders.

Securities and Exchange
Commission registration fee	$185.38
Legal fees and miscellaneous expenses (1)	$40,000
Accounting fees and expenses (1)	$20,000
Total (1)	$60,185.38

(1) Estimated.

RECENT SALES OF UNREGISTERED SECURITIES

On November 29, 2006, we issued 100,000 shares to Island Stock Transfer. Such shares were issued in consideration for certain services rendered having a value equal to $2,500. The shares were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) and/ or Regulation D promulgated thereunder. As a result of the two and a half for one (2.5:1) forward stock split of our common stock on April 23, 2007, such shares were automatically split on April 23, 2007 to 250,000 shares of common stock.
In April 2006, we issued 400,000 shares to Ms. Mi Zhou. The aggregate consideration paid for such shares was $400. The shares were issued in a private placement made pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Regulation D promulgated thereunder. The purchaser was an accredited investor who had the ability to bear the economic risk of the loss of such purchaser’s investment and there was no general solicitation or advertising associated with the sale. As a result of the two and a half for (2.5:1) forward stock split of our common stock on April 23, 2007, such shares were automatically split on April 23, 2007 to 1,000,000 shares of common stock.

In April, 2006, we issued 7,600,000 shares of common stock to Kelly Fan, our President, Chief Executive Officer, Treasurer, and Director. The shares were issued in consideration for her time, efforts, and services in connection with the founding of our Company. Our Board of Directors determined that such services had a value equal to $7,600. Our Board of Directors further determined that the value of shares of our common stock in April, 2006 was equal to their par value, $0.001 per share. This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended. Ms. Fan was our officer and director and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering. As a result of the two and a half for one (2.5:1) forward stock split of our common stock on April 23, 2007, such shares were automatically split on April 23, 2007 to 19,000,000 shares of common stock.

On June 19, 2007, Franklin issued an aggregate of 5,000,000 shares of its Series A Convertible Preferred Stock to the three shareholders of Qiluo, as follows: 4,750,000 shares to Xinshengxiang Industrial Development Co., Ltd.; 125,000 shares to Mr. Dingliang Kuang; and 125,000 shares to Ms. Yue Kuang. The foregoing shares were issued pursuant to the Share Purchase Agreement, dated June 19, 2007, among Franklin, Qiluo, and the stockholders of Qiluo. In consideration for such shares, the stockholders of Qiluo conveyed to Franklin all of their shares of the registered capital of Qiluo. Such securities were issued under Regulation S promulgated under the Securities Act of 1933, as amended. Each shareholder of Qiluo represented to us that such person was not a United States person (as defined in Regulation S) and was not acquiring the shares for the account or benefit of a United States person. Each such person further represented that at the time of the origination of contact concerning the Share Purchase Agreement and the date of the execution and delivery of the Share Purchase Agreement, such person was outside of the United States. Franklin did not make any offers in the United States, and there were no selling efforts in the United States.

On September 10, 2007, we issued an aggregate of 8,000,000 shares of our common stock to Bonsai Venture Partners, Ltd., a British Virgin Islands company in consideration for, among other things,consulting services rendered in connection with the September 2007 financing. These issuances were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On December 10, 2007, we issued 52,880,000 shares of common stock upon conversion of 5,000,000 shares of our Series A Convertible Preferred Stock that we issued to the shareholders of Qiluo as consideration for the acquisition of that company. Each share of Series A Preferred Stock is convertible into 10.576 shares of common stock. We were required to cause the conversion of our Series A Convertible Preferred Stock pursuant to the Subscription Agreement we entered into with 11 accredited investors in September, 2007. As a result of the conversion of the Series A Convertible Preferred Stock into our common stock, we now have 91,130,000 shares issued and outstanding as of the date of this prospectus. The issuance of our common stock upon the conversion of the Series A Preferred Stock was exempt from registration pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
3.1
Articles of Incorporation (filed as Exhibit 3.1 to our registration statement on Form SB-2 filed with the Securities and Exchange Commission on June 21, 2006 (SEC File No. 333-135199) and incorporated herein by reference).

3.2	Bylaws of Franklin Towers (incorporated by reference to Exhibit 3.2 to Franklin Towers Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 14, 2005).

4.1
Specimen Common Stock (incorporated by reference to Exhibit 4.1 to Franklin’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 21, 2006 (SEC File No. 333-135199).

4.2
Certificate of Designation for Series A Convertible Preferred Stock, filed with the Nevada Secretary of State on June 14, 2007 (incorporated by reference to Exhibit 4.1 to Franklin’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2007).

4.3	Form of Convertible Note (incorporated by reference to Exhibit 4.1 to Franklin’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 19, 2007).

4.4	Form of Class A and Class B Warrant (incorporated by reference to Exhibit 4.2 to Franklin’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2007).

5.1	Opinion of David Lubin & Associates, PLLC*

10.1	Share Purchase Agreement, dated June 19, 2007, among Franklin Towers Enterprises, Inc., Xinshengxiang Industrial Development Co., Ltd., Mr. Dingliang Kuang, and Ms. Yue Kuang on October 14, 2005).

10.2
English Translation of Purchase and Sale Contract, dated December 18, 2006, between Hangzhou Textile Machinery Limited Company and Qiluo(incorporated by reference Exhibit 10.2 to Franklin’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2007).

10.3
English Translation of Leasehold Agreement, dated March 1, 2007, between Chongqing Xinshengxiang Industrial Development Co., Ltd. and Qiluo (incorporated by reference Exhibit 10.3 to Franklin’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2007).

10.4
Stock Purchase Agreement, dated June 19, 2007, among Kelly Fan Xinshengxiang Industrial Development Co., Ltd., Mr. Dingliang Kuang, and Ms. Yue Kuang (incorporated by reference Exhibit 99.1 to Franklin’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2007).

10.5
Subscription Agreement, dated September 12, 2007, between Franklin Towers Enterprises, Inc. and the Purchasers named on the signature page thereto. (incorporated by reference Exhibit 10.1 to Franklin’s Current Report on Form 8-K filed with the Securities and Exchange Commission on SeptSeptember 18, 2007).

10.6
Security Agreement dated September 12, 2007, by and between Purchasers, Barbara R. Mittman, as Collateral Agent for the Purchasers and Franklin Towers Enterprises, Inc. and Chongqinq Qiluo Textile Co., Ltd, as Debtors, (incorporated by reference Exhibit 10.2 to Franklin’s Current Report on Form 8-K filed with the Securities and Exchange Commission on SeptSeptember 18, 2007).

10.7
Collateral Agent Agreement dated September 12, 2007, by and among the Purchasers, Barbara R. Mittman, as Collateral Agent for the Purchasers and Franklin Towers Enterprises, Inc. and Chongqinq Qiluo Textile Co., Ltd. (incorporated by reference Exhibit 10.3 to Franklin’s Current Report on Form 8-K filed with the Securities and Exchange Commission on SeptSeptember 18, 2007).

10.8
Stock Pledge Agreement dated September 12, 2007, made by, Xinshengxiang Industrial Development Co., Ltd. and Dingliang Kuang, in favor of the Purchasers (incorporated by reference Exhibit 10.4 to Franklin’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2007).

10.9	Form of Guaranty (incorporated by reference to Exhibit 10.5 to Fanklin’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2007).

10.10	Form of Lock Up Agreement (incorporated by reference to Exhibit 10.5 to Franklin’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2007).

10.11
Letter Agreement, dated November 28, 2007, between the Registrant and Zhengzhong Silkworm Industrial Development Co. (incorporated by reference Exhibit 10.6 to Franklin’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2007).

10.12
Letter Agreement, dated November 28, 2007, between the Registrant and Chongqing Wintus New Star Enterprises Group, Ltd. (incorporated by reference Exhibit 10.7 to Franklin’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2007).

23.1	Consent of Wolinetz, Lafazan & Company, P.C.*

23.2	Consent of David Lubin & Associates, PLLC (included in Exhbit 5.1)

24.1	Power of Attorney (Contained on the signature page of this Registration Statement)

* filed herewith

UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(A) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(D) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Barnstead, State of New Hampshire, on December 26, 2007.

FRANKLIN TOWERS ENTERPRISES, INC.

By:	/s/ Kelly Fan
Name: Kelly Fan
Title: President, Chief Executive Officer, Chief Financial Officer, and Director (Principal Executive, Financial, and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kelly Fan, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kelly Fan	President, Chief Executive Officer, and Director	December 26, 2007
Kelly Fan	(Principal Executive, Financial and Accounting Officer)

/s/ Patricia E. Dowell	Secretary	December 26, 2007
Patricia E. Dowell

/s/ Dingliang Kuang	Executive Director of Chongqing Qiluo Textile Co. Ltd.,	December 26, 2007
Diangliang Kuang	our wholly owned subsidiary